Exhibit 10.1
IBC INVESTORS I, LLC
September 12, 2008
Interstate Bakeries Corporation
12 East Armour Boulevard
Kansas City, MO 64111

Attention:	Mr. Michael Anderson, Chairman of the Board Mr. Craig Jung, Chief Executive Officer
Commitment Letter
Gentlemen:
          Interstate Bakeries Corporation (“IBC”) has advised IBC Investors I, LLC (“Investors”) that IBC and its direct and indirect subsidiaries (collectively, the “Debtors”) have commenced voluntary cases under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Missouri (the “Bankruptcy Court”), Case No. 04-45814 (the “Cases”). IBC has further advised Investors that it expects that the Debtors will be reorganized pursuant to a Joint Plan of Reorganization (the “Plan”) to be filed in the Cases, which Plan will reflect the terms outlined in Exhibit A hereto and be endorsed pursuant to Annex I hereto by Silver Point Finance, LLC, Monarch Alternative Capital L.P. and McDonnell Investment Management LLC and their respective affiliates and managed funds (collectively, the “Prepetition Investors”), which collectively hold not less than 53.8% of the aggregate Prepetition Debt1 outstanding under the Amended and Restated Credit Agreement, dated April 24, 2002 (together with the related collateral documents and letters of credit issued thereunder, the “Prepetition Credit Agreement”), among IBC, Interstate Brands Corporation, the lenders and financial institutions from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Prepetition Agent”). The consummation of the Plan and all related transactions contemplated by the Plan, including the transactions contemplated by this commitment letter (including the exhibits and annexes attached hereto, and as amended, restated, supplemented or otherwise modified from time to time in accordance with this commitment letter, the “Commitment Letter”) are hereinafter collectively referred to as the “Transaction”.
          In connection with the Transaction, IBC has advised Investors that, upon the closing of the Transaction and the effective date of the Plan (such date, the “Effective Date”), IBC, as reorganized pursuant to the Plan (as so reorganized, the “Reorganized Company”), will, among other things, issue (1)

[1]	For purposes of this Commitment Letter, “Prepetition Debt” means the aggregate claims against, and obligations owed by, the Debtors to the Prepetition Agent and all lenders and financial institutions party to the Prepetition Credit Agreement.

shares of new common stock of the Reorganized Company (“New Common Stock”) as more fully described on Exhibits A and B hereto, (2) new senior secured convertible debt (“New Convertible Debt”) in the aggregate principal amount of $171,600,000 and with the terms set forth on Exhibit C hereto and (3) warrants to purchase New Common Stock (“Warrants”) with the terms set forth on Exhibit D hereto. Upon consummation of the Plan, IBC and each holder of New Common Stock will be required to enter into a governance agreement (the “Governance Agreement”) with the terms set forth on Exhibit E hereto.
          In connection with the foregoing, Investors is pleased to advise IBC of Investors’ commitment to purchase, on the Effective Date, (1) 4,420,000 shares of New Common Stock for a purchase price of $44,200,000 and (2) New Convertible Debt in the principal amount of $85,800,000 for a purchase price of $85,800,000, in each case on the terms and subject to the conditions set forth or referred to in this Commitment Letter. The purchase by Investors of New Common Stock and New Convertible Debt pursuant to its commitments above is hereinafter referred to as the “Investment”. In consideration of the Investment, on the Effective Date the Reorganized Company will issue to Investors Warrants reflecting the terms set forth on Exhibit D hereto.
          As consideration for Investors’ commitments hereunder, IBC agrees to pay or caused to be paid to Investors and its affiliates the nonrefundable fees and reimbursement of costs and expenses described in the fee letter dated the date hereof and delivered herewith (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Fee Letter”).
          By executing this Commitment letter, IBC represents and covenants to Investors that (a) all information, other than financial information and projections (the “Projections”), that has been or will be made available to Investors by IBC or any of its representatives is and will be, when taken together as a whole, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be prepared and made available to Investors by IBC or any of its representatives have been and will be prepared in good faith based upon reasonable assumptions at the time made. Additionally, IBC acknowledges and agrees that Investors is not advising IBC or any other Debtor or any creditor or equityholder of any thereof as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. IBC shall consult with its own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the Investment, the Transaction and the other transactions contemplated hereby, and Investors shall have no responsibility or liability to IBC or any other Debtor or any creditor or equityholder of any thereof with respect thereto.
          Investors’ commitments hereunder are subject to:
          1. not later than September 12, 2008 (the “Required Board Approval Date”), approval by the Debtors’ boards of directors of this Commitment Letter, the Fee Letter, the commitment letter (including the exhibits thereto) and the fee letter for the ABL Facility in the form attached as Exhibit F hereto (such commitment letter (including the exhibits thereto) and fee letter, collectively, the “ABL Facility Commitment Papers”) and the commitment letter (including the exhibits thereto) and the fee letter for the Term Loan Facility in the form attached as Exhibit G hereto (such commitment letter (including the exhibits thereto) and the fee letter, collectively, the “Term Loan Facility Commitment Papers”);
          2. not later than September 30, 2008, entry of an order (the “Fee Order”) by the

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Bankruptcy Court in the Cases, in form and substance satisfactory to Investors, (a) approving this Commitment Letter, the Fee Letter, the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers, (b) authorizing the Debtors to pay the fees and reimbursement of costs and expenses set forth herein and in the Fee Letter in accordance with the terms hereof and thereof, with the order specifically providing that all amounts due and owing to Investors and its affiliates, including the fees and reimbursement of costs and expenses as set forth herein and in the Fee Letter, shall be entitled to priority as administrative expense claims (senior to all other administrative claims, except junior to the claims of the lenders and the administrative agent under the DIP Facility (as defined below) and equal in priority with the amounts due and owing to the Commitment Parties (as defined in the Term Loan Facility Commitment Papers) and their affiliates under the Term Loan Facility Commitment Papers) under Sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, whether or not the Investment, the Transaction or any other transaction contemplated herein is consummated and (c) otherwise authorizing the Debtors to execute and to incur and perform their obligations under this Commitment Letter, the Fee Letter, the ABL Facility Commitment Papers and the Term Loan Facility Commitment Papers;
          3. (a) the negotiation and execution by Investors and IBC by not later than September 26, 2008 of an investment agreement reflecting the terms and conditions set forth in this Commitment Letter (including in Exhibit I hereto) and other customary terms (the “Investment Agreement”), and other documentation for the Investment reflecting the terms and conditions set forth in this Commitment Letter and other customary terms, in each case in form and substance reasonably satisfactory to Investors and (b) not later than October 20, 2008, entry of an order (the “Investment Agreement Order”) by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to Investors, authorizing IBC to execute and to incur and perform its obligations under the Investment Agreement and such other documentation for the Investment;
          4 not later than September 30, 2008, filing in the Cases the Plan reflecting the terms outlined in Exhibit A hereto, not containing terms that are inconsistent with those outlined in Exhibit A hereto and otherwise in form and substance reasonably satisfactory to Investors, and a disclosure statement accompanying the Plan (the “Disclosure Statement”) in form and substance reasonably satisfactory to Investors;
          5. the payment of the fees and reimbursement of costs and expenses set forth herein and in the Fee Letter in accordance with the terms hereof and thereof;
          6. there not having occurred a dismissal or conversion of any Case to a case under Chapter 7 of the Bankruptcy Code or the appointment of a Chapter 11 trustee in any Case;
          7. not later than November 21, 2008, entry of an order by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to Investors, approving the Disclosure Statement;
          8. (a) no provision of the Plan (as filed with the Bankruptcy Court) having been amended, supplemented or otherwise modified in a manner that is not in form and substance reasonably satisfactory to Investors and (b) not later than January 15, 2009, entry of an order (the “Confirmation Order”) by the Bankruptcy Court in the Cases, in form and substance reasonably satisfactory to Investors, confirming the Plan;
          9. the Confirmation Order having become a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal having expired; provided, however, that

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if the Confirmation Order has not become a final order because a notice of appeal has been timely filed and the parties are not stayed or enjoined from consummating the Investment or the Transaction, the condition set forth in this paragraph 9 shall be deemed satisfied unless the effect of the appeal could reasonably be expected to be adverse to the business, operations, property, condition (financial or otherwise) or prospects of the Reorganized Company and its direct and indirect subsidiaries, taken as a whole, or adverse to Investors, in each case as determined by Investors;
          10. (a) there not having been any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the Debtors’ existing debtor-in-possession financing (as amended pursuant to paragraph 11 below, the “DIP Facility”) that has not been waived in accordance with the terms of the DIP Facility without any fees being paid or payable by any Debtor in connection therewith, and (b) evidence, in form and substance reasonably satisfactory to Investors, that all obligations under the DIP Facility (other than letters of credit issued but undrawn thereunder that are to remain outstanding on and after the Effective Date in accordance with the terms set forth in paragraph 20 below) have been repaid in full, all commitments under the DIP Facility have been terminated and all liens and security interests related to the DIP Facility have been terminated or released;
          11. the Debtors having filed a motion seeking approval of an amendment to the DIP Facility in the form attached as Exhibit L hereto, and entry of an order by the Bankruptcy Court in the Cases granting such motion prior to the maturity date of the DIP Facility;
          12. (a) the Debtors and the ABL Facility lenders having entered into definitive documentation for the ABL Facility reflecting the terms of the ABL Facility Commitment Papers, in form and substance reasonably satisfactory to Investors, and the syndication (without taking into account the exercise of any flex provisions) of the commitments and loans, and the identity of each lender, under the ABL Facility being reasonably satisfactory to Investors, (b) no provision of the ABL Facility Commitment Papers or the definitive documentation for the ABL Facility having been waived, amended, supplemented or otherwise modified by any party thereto in a manner that is not in form and substance satisfactory to Investors, (c) with respect to any matter to which any Debtor has consultation rights under the ABL Facility Commitment Papers, such Debtor having involved Investors substantially in any consultation process related thereto, and with respect to any matter to which any Debtor has consent or approval rights under the ABL Facility Commitment Papers, such Debtor having first obtained the consent or approval of Investors (such consent or approval not to be unreasonably withheld) before providing its consent or approval under the ABL Facility Commitment Papers with respect thereto, (d) all conditions to borrowing under the ABL Facility having been satisfied or waived (with any such waiver to be in form and substance satisfactory to Investors) on or prior to the Effective Date, and (e) on the Effective Date (1) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the ABL Facility and (2) the ABL Facility being in full force and effect;
          13. (a) the Debtors and the Term Loan Facility lenders having entered into definitive documentation for the Term Loan Facility reflecting the terms of the Term Loan Facility Commitment Papers, in form and substance reasonably satisfactory to Investors, and the syndication of the commitments and loans, and the identity of each lender, under the Term Loan Facility being reasonably satisfactory to Investors, (b) no provision of the Term Loan Facility Commitment Papers or the definitive documentation for the Term Loan Facility having been waived, amended, supplemented or otherwise modified by any party thereto in a manner that is not in form and substance satisfactory to Investors, (c) with respect to any matter to which any Debtor has consultation rights under the Term Loan Facility Commitment Papers, such Debtor having involved Investors substantially in any consultation process

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related thereto, and with respect to any matter to which any Debtor has consent or approval rights under the Term Loan Facility Commitment Papers, such Debtor having first obtained the consent or approval of Investors (such consent or approval not to be unreasonably withheld) before providing its consent or approval under the Term Loan Facility Commitment Papers with respect thereto, (d) all loans under the Term Loan Facility having been funded on the Effective Date, and (e) on the Effective Date (1) there not being any event or condition which constitutes an event of default, or which upon notice, lapse of time, or both would become an event of default, under the Term Loan Facility and (2) the Term Loan Facility being in full force and effect;
          14. ratification of agreements between the Debtors and each of the International Brotherhood of Teamsters, the Bakery, Confectionery, Tobacco Workers and Grain Millers’ International Union, the Retail, Wholesale and Department Store Union and the United Auto Workers Union to implement modifications to collective bargaining agreements necessary to effect all of the concessions and work rule changes necessary to implement “path to market” and the Reorganized Company’s business plan, in form and substance reasonably satisfactory to Investors;
          15. either (a) entry of an order by the Bankruptcy Court in the Cases, in form and substance satisfactory to Investors, determining that, if and to the extent that a court of competent jurisdiction determines that any of the Debtors has any current or future liability to, under or in connection with the ABA pension plan based on the Debtors’ (or their employees’) participation prior to the Effective Date in such pension plan, such liability is a general unsecured pre-petition claim against the relevant Debtor, and such order becoming a final order, in full force and effect without reversal, modification or stay, not subject to a pending motion for reconsideration, revocation, reversal, modification, stay or appeal and the period for an appeal having expired, or (b) Investors shall otherwise be satisfied that any of the Debtors’ or the Reorganized Company’s or its direct and indirect subsidiaries’ current or future liability (whether on- or off-balance sheet, contingent or otherwise) to, under or in connection with the ABA pension plan based on the Debtors’ (or their employees’) participation prior to the Effective Date in such pension plan shall not result in any post-confirmation payment by, or any other cost to, the Reorganized Company or any of its direct or indirect subsidiaries;
          16. (a) except to the extent disclosed by IBC in any filing made by IBC with the Securities and Exchange Commission prior to the date hereof or in writing to Investors on the date hereof, there not occurring or becoming known to Investors any events, developments, conditions or circumstances (each, an “Event”) that, individually or in the aggregate, have had or could reasonably be expected to have a material adverse effect on the business, operations, property, condition (financial or otherwise) or prospects of IBC and its direct and indirect subsidiaries, taken as a whole (or the Reorganized Company and its direct and indirect subsidiaries, taken as a whole), and (b) other than sales of real property relating to the Debtors’ exit from the bread business in the southern California region, no material assets of the Debtors having been sold or agreed to be sold from and after the date hereof;
          17. the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 having expired or been terminated, and all other consents, licenses, declarations, filings with or other requirements of any governmental or regulatory entity required to consummate the Investment or the Transaction having been obtained, filed or satisfied;
          18. the Debtors not having filed or supported any plan of reorganization or liquidation, other than the Plan, or any motion or motions to sell, or agree to sell, any material assets of Debtors, other than sales of real property relating to the Debtors’ exit from the bread business in the southern California region;

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          19. on the Effective Date, the Debtors, on a consolidated basis, shall satisfy the conditions set forth on Exhibit J, subject to the right to cure any failure of this condition in accordance with Exhibit J;
          20. all letters of credit outstanding under the Prepetition Credit Agreement or the DIP Facility as of the Effective Date to remain in place (or be replaced by equivalent letters of credit) on and after the Effective Date pursuant to cash collateral or other arrangements by the Debtors that are in form and substance satisfactory to Investors;
          21. on the Effective Date, the Reorganized Company shall be eligible to deregister under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the Securities and Exchange Commission thereunder; and
          22. the Effective Date and closing of the Transaction having occurred not later than February 9, 2009.
          Investors and, by executing this Commitment Letter, IBC agree to negotiate with each other in good faith the terms of the Investment Agreement, the Governance Agreement and the Plan. IBC agrees that it will, and will cause each of the other Debtors to, provide to Investors access to IBC and the management personnel of the Debtors and all information with respect to the Debtors, the Investment, the Transaction or any related transaction as Investors may reasonably request. Upon the execution by Investors and IBC of the Investment Agreement, Ripplewood Partners II, L.P. and IBC shall execute and deliver an equity contribution agreement in the form attached as Exhibit K hereto.
          This Commitment Letter and Investors’ commitments hereunder shall terminate at any time upon written notice from Investors to IBC in the event that any of the conditions set forth above becomes incapable of being satisfied (unless such condition has been waived by Investors in its sole discretion); provided, however, that, in the case of any failure to satisfy the condition set forth in paragraph 2, 3(b), 4, 7 or 8 above, the Debtors shall automatically receive a five-day extension on the applicable deadline if the Debtors failed to satisfy the applicable condition by the deadline stated therein notwithstanding the Debtors’ reasonable, good faith efforts to satisfy the applicable condition.
          By executing this Commitment Letter, IBC agrees that it will not, nor will it authorize or permit any other Debtor to, nor will it authorize or permit any officer, director or employee of, or authorize any investment banker, attorney or other advisor, agent or representative (collectively, “Representatives”) of, IBC or any other Debtor to, and will instruct the Representatives of IBC and any other Debtor not to and will otherwise use its reasonable best efforts to cause the Representatives of IBC and any other Debtor not to, directly or indirectly solicit, initiate or knowingly encourage any proposal by a third party to enter into and consummate any agreement for a Chapter 11 plan for any of the Debtors (other than the Plan) or any other transaction or series of transactions (including one or more sales under Section 363 of the Bankruptcy Code) (such proposal, an “Alternative Proposal”), enter into any agreement with respect to any Alternative Proposal, or directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to knowingly facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Alternative Proposal; provided, however, that after the entry of the Investment Agreement Order by the Bankruptcy Court, IBC may furnish information with respect to the Debtors to any person making an unsolicited bona fide written Alternative Proposal that did not result from a violation of this sentence (subject to entry of a customary confidentiality agreement between IBC and such person). After the entry of the Investment Agreement Order by the Bankruptcy Court and upon written notice from IBC to Investors, IBC may terminate this Commitment Letter and Investors’

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commitments hereunder in connection with an unsolicited bona fide written Alternative Proposal that did not result from a violation of the immediately preceding sentence and with terms that the board of directors of IBC determines in good faith, after having consulted with its outside legal counsel and its independent financial advisors, (a) to be more favorable from a financial point of view to the Debtors’ constituents than would be obtained through the consummation of the Investment and the Transaction, taking into account all the terms and conditions of such Alternative Proposal as well as all the terms and conditions of the Investment and the Transaction (including any proposal by Investors to amend the terms and conditions of the Investment and the Transaction in effect as of the date of such determination), and (b) is reasonably capable of being completed, taking into account all financial, regulatory, labor relations, legal and other aspects of such Alternative Proposal (such Alternative Proposal, a “Superior Proposal”); provided, however, that prior to notifying Investors of the termination of this Commitment Letter and Investors’ commitments hereunder pursuant to this paragraph, (1) IBC shall have given Investors written notice of the terms of such Alternative Proposal (including the identity of the person making such Alternative Proposal) and of the determination by the board of directors of IBC that such Alternative Proposal constitutes a Superior Proposal, (2) at least five business days after Investors has received the notice referred to in clause (1) above, and taking into account any revised proposal made by Investors since receipt of the notice referred to in clause (1) above, the board of directors of IBC again has determined in good faith, after consultation with its outside legal counsel and its independent financial advisors, that such Alternative Proposal remains a Superior Proposal, and (3) IBC has previously paid all amounts due under the Fee Letter as a result of the termination of this Commitment Letter.
          By executing this Commitment Letter, IBC agrees, subject to the provisions of this paragraph below, to indemnify and hold harmless Investors and its affiliates and their respective members, managers, trustees, general and limited partners, controlling persons, securityholders, officers, directors, employees, affiliates, advisors, agents, attorneys and representatives (each, an “indemnified party”) from and against any and all losses, claims, damages, liabilities and expenses (including fees and disbursements of counsel), joint or several, to which any such indemnified party may become subject arising out of or in connection with or relating to this Commitment Letter, the Fee Letter, the Investment Agreement, the Investment, any use made or proposed to be made with the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether IBC or any indemnified party shall have initiated the foregoing or shall be a party thereto, and to reimburse each indemnified party upon demand for any legal or other expenses reasonably incurred in connection with investigating or defending any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether any of the transactions contemplated hereby are consummated; provided, however, that the foregoing indemnity will not, as to any indemnified party, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence of such indemnified party. In no event shall any indemnified party be liable to IBC or any other Debtor or any creditor or equityholder of any thereof on any theory of liability for any special, indirect, consequential or punitive damages.
          By executing this Commitment Letter, IBC further agrees that, without the prior written consent of Investors, none of the Debtors will enter into any settlement of any claim, litigation, investigation or proceeding arising out of or in connection with or relating to this Commitment Letter, the Fee Letter, the Investment Agreement, the Investment, any use made or proposed to be made with the proceeds thereof, the Transaction or any related transaction unless such settlement (i) includes an explicit and unconditional release, from the party bringing such claim, litigation, investigation or proceeding, of all indemnified parties and (ii) does not include a statement as to or an admission of fault, culpability, or a failure to act by or on behalf of any indemnified party. No indemnified party shall be liable for any

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damages arising from the use by unauthorized persons of any information made available to any indemnified party by any Debtor or any representative thereof through electronic, telecommunications or other information transmission systems that is intercepted by such unauthorized persons.
          None of this Commitment Letter, Investors’ commitments hereunder or the Fee Letter shall be assignable by IBC without the prior written consent of Investors, and any attempted assignment without such consent shall be void. Any and all obligations of Investors hereunder may be performed, and any and all of its rights hereunder may be exercised, by or through any of its affiliates. Investors may assign any portion of any of its commitments hereunder to one or more non-affiliates; provided, however, that such assignment shall not relieve Investors of its obligations hereunder. This Commitment Letter may not be amended or any provision hereof waived or modified except by an instrument in writing signed by Investors and IBC. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original and all of which, when taken together, shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart. This Commitment Letter is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified parties. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Investment and the Transaction and set forth the entire understanding of the parties with respect thereto.
          This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York. IBC consents to the nonexclusive jurisdiction and venue of the Bankruptcy Court, and in the event that the Bankruptcy Court does not have or declines to exercise jurisdiction or there is reason to believe that it would not have or would decline to exercise jurisdiction, to the nonexclusive jurisdiction and venue of the state or federal courts located in the City of New York in the Borough of Manhattan. Subject to the foregoing, each party hereto irrevocably waives, to the fullest extent permitted by applicable law, (a) any right it may have to a trial by jury in any legal proceeding related to or arising out of this Commitment Letter, the Fee Letter or the transactions contemplated hereby or thereby (whether based on contract, tort or any other theory) and (b) any objection that it may now or hereafter have to the laying of venue of any such legal proceeding in the Bankruptcy Court or the state or federal courts located in the City of New York in the Borough of Manhattan.
          For the avoidance of doubt, references to “the parties hereto” in this Commitment Letter shall refer to Investors and IBC (on behalf of itself and the other Debtors) only.

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          If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Fee Letter by signing in the appropriate space below and in the Fee Letter and returning to Investors the enclosed duplicate originals of this Commitment Letter and the Fee Letter not later than 5:00 p.m., New York City time, on September 12, 2008, failing which the commitments of Investors hereunder will expire at such time. The compensation, reimbursement and indemnification provisions contained herein and in the Fee Letter shall remain in full force and effect regardless of whether definitive documentation shall be executed and delivered in connection with the Investment or any other transactions related thereto and notwithstanding the termination of this Commitment Letter or the commitments of Investors hereunder.
Very truly yours,
IBC INVESTORS I, LLC,
by    /s/ Christopher Minnetian
        Name: Christopher Minnetian
        Title: Authorized Signatory
Accepted and agreed to as of
the date first above written:
INTERSTATE BAKERIES CORPORATION,
on behalf of itself and the other Debtors,
by   /s/ Craig D. Jung
        Name: Craig D. Jung
        Title: Chief Executive Officer

Annex I
     Reference is made to the Commitment Letter, dated September 12, 2008, between Investors and IBC (including the exhibits and annexes attached thereto and as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Commitment Letter”; capitalized terms used but undefined herein shall have the meanings set forth in the Commitment Letter), to which this Annex I is attached. Each signatory below or to a counterpart hereof, on behalf of itself and its affiliates and managed funds (each, a “Plan Supporter”) represents that the principal amount of funded Prepetition Debt held by it is set forth below2 and hereby agrees that it (a) shall support the Plan and the Disclosure Statement, (b) shall not support any other plan of reorganization or liquidation or any other proposal that is inconsistent with the Plan and (c) shall not sell, assign, transfer, syndicate, participate or otherwise dispose of its holdings of Prepetition Debt, in each case so long as:
          (i) the Commitment Letter is in full force and effect, and the Investment Agreement is executed by Investors and IBC by not later than September 26, 2008 and is in full force and effect;
          (ii) the Plan, the Disclosure Statement and all material instruments and agreements implementing the transactions contemplated by the Plan reflect the terms and conditions outlined in the Plan Term Sheet, do not contain any terms that are inconsistent with those outlined in the Plan Term Sheet and are otherwise in form and substance reasonably satisfactory to the Prepetition Investors, and no provision of the Plan (as filed with the Bankruptcy Court) has been amended, supplemented or otherwise modified in a manner that is not in form and substance reasonably satisfactory to the Prepetition Investors; and
          (iii) the Effective Date and closing of the Transaction occurs not later than February 9, 2009.
     Each Plan Supporter hereby agrees that the commitment letter, dated as of October 18, 2007 and amended and restated as of November 6, 2007, among Silver Point Finance, LLC, IBC and Interstate Brands Corporation, was terminated effective March 14, 2008 in accordance with its terms, as confirmed by the letter, dated as of March 17, 2008, from Silver Point Finance, LLC to IBC and Interstate Brands Corporation, and that no person is entitled to any further payment under the foregoing commitment letter (other than with respect to indemnification thereunder, as to which there are no pending claims) or the fee letter, dated as of October 18, 2007 and amended and restated as of November 6, 2007, among Silver Point Finance, LLC, IBC and Interstate Brands Corporation.
     In consideration of the agreements contained herein and the Commitment Letter, IBC hereby indemnifies and holds harmless the undersigned Plan Supporter to the same extent, and on the same terms, as the indemnification and agreement to hold harmless provided for an indemnified party in the Commitment Letter.
Accepted and agreed to as of
the date first written above by:
[SIGNATURE PAGES ATTACHED]

[2]	As reflected on Plan Supporter’s books and records; not reconciled to the Prepetition Agent’s register.

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INTERSTATE BAKERIES CORPORATION, on behalf of itself and the other Debtors,
By:	/s/ Craig D. Jung
	Name:	Craig D. Jung
	Title:	Chief Executive Officer

MCDONNELL LOAN OPPORTUNITY LTD.

By: MCDONNELL INVESTMENT MANAGEMENT
LLC, as Investment Manager

Holder of $50,030,589.86 of principal amount of
funded Prepetition Debt representing 11.11% of the
aggregate principal amount of funded Prepetition Debt
outstanding

By:	/s/ James R. Fellows
	Name:	James R. Fellows
	Title:	Managing Director

MONARCH MASTER FUNDING LTD. Holder of $79,200,000 of principal amount of funded Prepetition Debt representing 17.59% of the aggregate principal amount of funded Prepetition Debt outstanding
By:	/s/ Michael Weinstock
	Name:	Michael Weinstock
	Title:	Director

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FIELD POINT IV, LTD.
as manager for the investment funds it manages that are
holders of $13,905,493.32 of principal amount of
funded Prepetition Debt representing 3.1% of the
aggregate principal amount of funded Prepetition Debt
outstanding

By:	/s/ Frederick H. Fogel
	Name:	Frederick H. Fogel
	Title:	Authorized Signatory

GRAND CENTRAL ASSET TRUST SIL,
as manager for the investment funds it manages that are
holders of $61,027,917.15 of principal amount of
funded Prepetition Debt representing 13.6% of the
aggregate principal amount of funded Prepetition Debt
outstanding

By:	/s/ Roy Hykal
	Name:	Roy Hykal
	Title:	Attorney-in-Fact

SIL LOAN FUNDING LLC
as manager for the investment funds it manages that are
holders of $7,671,264.62 of principal amount of funded
Prepetition Debt representing 1.7% of the aggregate
principal amount of funded Prepetition Debt
outstanding

By:	/s/ David Balmert
	Name:	David Balmert
	Title:	Attorney In Kind

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SIL 2 LOAN FUNDING LLC
as manager for the investment funds it manages that are
holders of $1,432,376.09 of principal amount of funded
Prepetition Debt representing 0.3% of the aggregate
principal amount of funded Prepetition Debt
outstanding

By:	/s/ David Balmert
	Name:	David Balmert
	Title:	Attorney In Kind

SPCP GROUP
as manager for the investment funds it manages that are
holders of $15,804,395.13 of principal amount of
funded Prepetition Debt representing 3.5% of the
aggregate principal amount of funded Prepetition Debt
outstanding

By:	/s/ Frederick H. Fogel
	Name:	Frederick H. Fogel
	Title:	Authorizing Signatory

TRS THEBE LLC
By:	DEUTSCHE BANK TRUST COMPANY OF AMERICAS, ITS SOLE MEMBER
By:	DB SERVICES NEW JERSEY, INC.

as manager for the investment funds it manages that are
holders of $13,101,222.60 of principal amount of
funded Prepetition Debt representing 2.9% of the
aggregate principal amount of funded Prepetition Debt
outstanding

By:	/s/ Alice L. Wagner
	Name:	Alice L. Wagner
	Title:	Vice President

By:	/s/ Edward Schaffer
	Name:	Edward Schaffer
	Title:	Vice President

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Exhibit A
INTERSTATE BAKERIES CORPORATION
SUMMARY OF PLAN TERMS
(the “Plan Term Sheet”)

THIS SUMMARY IS NOT AN OFFER WITH RESPECT TO ANY SECURITIES OR SOLICITATION OF ACCEPTANCES OF A CHAPTER 11 PLAN PURSUANT TO SECTION 1125 OF THE BANKRUPTCY CODE. ANY SUCH OFFER OR SOLICITATION WILL BE MADE ONLY IN COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS AND PROVISIONS OF THE BANKRUPTCY CODE. THIS OUTLINE IS BEING PROVIDED IN FURTHERANCE OF SETTLEMENT DISCUSSIONS AND IS ENTITLED TO PROTECTION PURSUANT TO FED. R. EVID. 408 AND ANY SIMILAR RULE OF EVIDENCE. THE TRANSACTIONS DESCRIBED IN THIS OUTLINE ARE SUBJECT IN ALL RESPECTS TO, AMONG OTHER THINGS, DEFINITIVE DOCUMENTATION, INCLUDING THE PLAN, DISCLOSURE STATEMENT AND RELATED DOCUMENTS.
Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit A is attached.
1.	Asset-Based Revolving Credit Facility (“ABL Facility”)

Committed Amount:	$125,000,000.

Term:	5 years.

Use of Proceeds:	The ABL Facility will be undrawn as of the Effective Date and available for general corporate purposes.

Other Terms:	As set forth in the commitment letter, dated September 12, 2008, among
IBC, Interstate Brands Corporation and General Electric Capital Corporation, a copy of which is attached to the Commitment Letter as Exhibit F.
2.	Term Loan Facility (“Term Loan Facility”)

Principal Amount:	$339,000,000.

Term:	5 years, bullet.

Other Terms:	As set forth in the commitment letter, dated September 12, 2008, among
IBC, Interstate Brands Corporation and Silver Point Finance, LLC and its affiliates, a copy of which is attached to the Commitment Letter as Exhibit G. The principal amount of the Term Loan Facility may be increased in accordance with the terms set forth in
Exhibit J hereto.

3.	New 3rd Lien Notes (“New 3rd Lien Notes”)

Principal Amount:	$147,300,000.

Term:	6 years, bullet.

Other Terms:	As set forth in Exhibit H to the Commitment Letter. The principal amount of the New 3rd Lien Notes may be decreased in accordance with the terms set forth in Exhibit J hereto.
4.	New Convertible Debt

Principal Amount:	$171,600,000.

Term:	10 years, bullet.

Other Terms:	As set forth in Exhibit C to the Commitment Letter.
5.	New Common Stock

On the Effective Date, the Reorganized Company will issue shares of New Common Stock as more fully described in Exhibit B to the Commitment Letter. The New Common Stock will be subject to dilution from conversions of New Convertible Debt, exercises of Warrants and stock options, restricted stock and stock appreciation rights issued to directors, officers and employees of the Reorganized Company under the Long Term Incentive Plan (as defined below) and the employee equity sharing plans to be established in accordance with the collective bargaining agreements to be entered into in connection with the Transaction.

6.	Warrants

On the Effective Date, the Reorganized Company will issue Warrants to Investors and the lenders party to the Term Loan Facility (the “Term Loan Facility Lenders”), in each case reflecting the terms set forth in Exhibit D to the Commitment Letter. Each Term Loan Facility Lender may assign its right to receive Warrants on the Effective Date to an affiliate of such Term Loan Facility Lender whose identity has been disclosed to Investors in writing prior to the date of the Commitment Letter or to any other affiliate of such Term Loan Facility Lender reasonably acceptable to Investors (each such affiliate, a “Permitted Affiliate”).

7.	Management Pool

Prior to confirmation of the Plan, the Plan (or an exhibit thereto) and the Confirmation Order shall provide for approval of a management incentive plan for senior management and selected employees and directors of the Reorganized Company, which management incentive plan shall provide incentive compensation in the form of stock options and restricted stock in the Reorganized Company (the “Long Term Incentive Plan”). The Long Term Incentive Plan shall be effective as of the Effective Date, and any grant or award made under the Long Term Incentive Plan shall not be subject to amendment by the Reorganized Company in a manner adverse to the recipient thereof without such recipient’s prior written consent.

The Debtors shall describe in the Plan (or an exhibit thereto), no later than the confirmation of the Plan, the terms of employment agreements that are to be assumed or entered into by the Debtors or the Reorganized Company, in each case to be effective as of the Effective Date (including the CEO Employment Agreement (as defined below), the “Executive Employment Agreements”). The Long Term Incentive Plan and the Executive Employment Agreements shall be in form and substance satisfactory to Investors, and the establishment of the Long Term Incentive Plan and the assumption or entry into the Executive Employment Agreements as provided for in the Plan (or an exhibit thereto) shall be subject to the consent of Investors prior to confirmation of the Plan. Except as provided for in the CEO Employment Agreement, which shall cover the terms of Craig Jung’s participation in the Long Term Incentive Plan, stock options and restricted stock reserved for issuance in connection with the Long Term Incentive Plan shall be protected against dilution from conversions of New Convertible Debt (other than conversions of any New Convertible Debt issued as “PIK” interest on other New Convertible Debt) and exercises of Series C Warrants, but shall be diluted upon exercises of Series A Warrants, Series B Warrants and stock appreciation rights issued to employees of the Reorganized Company under the employee equity sharing plans to be established in accordance with the collective bargaining agreements to be entered into in connection with the Transaction. The Debtors shall assume the employment agreement of Craig Jung (the “CEO Employment Agreement”), and enter into or assume the other Executive Employment Agreements, in each case to be approved in the Confirmation Order and effective as of the Effective Date and for purposes of these agreements, the term “Emergence Date” shall be synonymous with the term “Effective Date” hereunder.

For the avoidance of doubt, with the exception of the requirement that the Debtors assume the CEO Employment Agreement, entry into or assumption of any employment agreement shall not be a condition precedent to Investors’ commitments under the Commitment Letter or the Investment Agreement.

8.	Governance Agreement

Each holder of New Common Stock (including those receiving shares of New Common Stock upon conversion of any New Convertible Debt or exercise of any Warrant) will be required to enter into a Governance Agreement reflecting the terms set forth on Exhibit E to the Commitment Letter.

9.	Distributions to Senior Secured Creditors

On the Effective Date, in full satisfaction and discharge of the Prepetition Debt (including any claim for default rate interest), holders of Prepetition Debt (the “Senior Secured Creditors”) will receive distributions of New 3rd Lien Notes and New Convertible Debt, in each case as more fully described in the Commitment Letter. Nothing herein relieves the obligations of the Debtors to make all payments required under the final order approving the DIP Facility, including adequate protection payments.

10.	Distributions to Unsecured Creditors

On the Effective Date, all general unsecured prepetition claims against the Debtors will be discharged and extinguished in accordance with the provisions of the Plan and the Bankruptcy Code, and no distribution will be made under the Plan to the holders of such claims (such holders, the “Unsecured Creditors”).

11.	Claims Treatment

Each Administrative Claim and Priority Claim to be paid in full on the latest to occur of (1) the Effective Date, (2) the date that such claim becomes an allowed claim and (3) the date that such claim becomes payable under any agreement between the applicable Debtor and the holder of such claim.

Secured Tax Claims and Other Secured Claims to be unimpaired.

Intercompany Claims to be treated as set forth in IBC’s currently filed plan of reorganization.

Claims of the Senior Secured Creditors to be impaired as described in the Commitment Letter.

Claims of the Unsecured Creditors to be impaired, with no distribution to be made under the Plan to the Unsecured Creditors.

All existing equity interests of IBC to be impaired, with no distribution to be made under the Plan to holders thereof, and all such existing equity interests of IBC (including all equity interests and rights thereto under IBC’s Rights Agreement with UMB Bank, N.A., as rights agent, and all warrants, conversion rights, rights of first refusal and other rights, contractual or otherwise, to acquire or receive any equity interests in IBC) shall be deemed cancelled as of the Effective Date.

12.	Conditions

The Investment is subject to the conditions set forth in the Commitment Letter.

13.	Other

The Plan shall provide for general mutual releases and exculpation by the Debtors, the estate and the reorganized Debtors for the benefit of (1) all individuals who served as directors and officers of the Debtors at any time during the period the Cases have been pending through the Effective Date (collectively, the “Directors and Officers”), (2) the Plan Supporters, the lenders and agent under the DIP Facility, the Prepetition Agent and the Senior Secured Creditors and their respective affiliates (including, but not limited to, all claims asserted by the Debtors in the First Amended and Restated Complaint to Avoid and Recover Certain Transfers and for Judgment (Ad. Pro. 06-04192)), (3) Investors and its affiliates and (4) the advisors, attorneys and consultants to each of the foregoing. The terms of such general mutual releases and exculpation shall be in form and substance customary for transactions of this type and mutually agreed to by the Debtors, the Plan Supporters, the lenders under the DIP Facility, the agent under the DIP Facility, the Prepetition Agent, the Senior Secured Creditors and Investors. In addition, the Plan shall provide for the allowance in full as prepetition claims of all the Prepetition Debt.

In addition, the reorganized Debtors shall assume all existing indemnification obligations of the Debtors in favor of the Directors and Officers (whether in the Debtors’ bylaws, contracts or otherwise), and the Plan shall include provisions for the purchase of director and officer liability insurance for the directors and officers of the reorganized Debtors and, in addition, director and officer liability insurance tail coverage for any directors and officers of the Debtors who were serving as such immediately before the Effective Date, which insurance coverage shall be in form, amount and structure reasonably satisfactory to the Debtors and Investors.

Except as otherwise explicitly provided in the Plan, all property comprising the Debtors’ estates (including any avoidance claims and other causes of action) shall revest in each of the Debtors and, ultimately, in the reorganized Debtors, free and clear of all claims, liens, charges, encumbrances, rights and interests of creditors and equityholders. Other than as set forth in this Section 13, the reorganized Debtors, in their sole and absolute discretion, will determine whether to bring, settle, release or compromise any avoidance claims or other causes of actions (or decline to do any of the foregoing). The reorganized Debtors may prosecute (or decline to prosecute) such litigation claims in accordance with the best interests of the reorganized Debtors or any successors holding such rights of action.

The Debtor corporations shall not be substantively consolidated.

Exhibit B
INTERSTATE BAKERIES CORPORATION
NEW COMMON STOCK
Summary of Principal Terms and Conditions

Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit B is attached.

Issuer:	The Reorganized Company.

New Common Stock:	On the Effective Date, the Reorganized Company will issue New Common Stock to (1) Investors and (2) the Term Loan Facility Lenders (or their Permitted Affiliates).

On the Effective Date, the Reorganized Company will also issue restricted stock to Craig Jung in accordance with the terms of his employment agreement.

Amount:	There will be 8,840,000 shares of New Common Stock issued and outstanding as of the Effective Date (before giving effect to any dilution from the conversion of New Convertible Debt or the exercise of Warrants or stock options, restricted stock or stock appreciation rights issued to directors, officers or other employees of the Reorganized Company), with (1) 4,420,000 shares of New Common Stock to be purchased by Investors for cash at an aggregate purchase price of $44,200,000 and (2) 4,420,000 shares of New Common Stock to be distributed to the Term Loan Facility Lenders (or their Permitted Affiliates), pro rata in accordance with the relative amounts of their loans funded under the Term Loan Facility.

Governance Agreement:	As a condition to receiving shares of New Common Stock, holders of New Common Stock will be required to enter into a Governance Agreement reflecting the terms set forth on Exhibit E to this Commitment Letter.

State of Incorporation:	State of Delaware.

B-1

Exhibit C
INTERSTATE BAKERIES CORPORATION
NEW CONVERTIBLE DEBT
Summary of Principal Terms and Conditions

Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit C is attached.

Issuer:	The Reorganized Company.

New Convertible Debt:	Pursuant to the Plan, on the Effective Date the Reorganized Company will issue New Convertible Debt to Investors and the Senior Secured Creditors.

Principal Amount:	$171,600,000 in aggregate principal amount, to be allocated as follows:

• $85,800,000 to Investors, to be purchased by Investors for cash at an aggregate purchase price of $85,800,000; and

•     $85,800,000 to the Senior Secured Creditors, in partial satisfaction and discharge of the Prepetition Debt and allocated pro rata among the Senior Secured Creditors in accordance with the relative amounts of their Prepetition Debt.

Term:	10 years, bullet.

Interest:	Interest on the New Convertible Debt will be at the rate of 5.0% per annum, payable semi-annually by the Reorganized Company. Interest payments will be made at each interest payment date by the Reorganized Company, at its election, either (1) in cash (to the extent permitted under other debt facilities, if any) or (2) in the form of “PIK” notes representing additional New Convertible Debt in the amount of interest payable at such interest payment date.

Conversion Price:	Holders of New Convertible Debt may at any time and at each holder’s option convert all or a portion of such New Convertible Debt into shares of New Common Stock at the conversion price of one share of New Common Stock for each $10.00 principal amount of New Convertible Debt (the “Conversion Price”).

Mandatory Conversion:	Upon an initial public offering of the Reorganized Company, the Reorganized Company may, at its option, convert all New Convertible Debt then outstanding into shares of New Common Stock at the Conversion Price.

In the event Investors exercises its Drag-Along Rights under the Governance Agreement, all New Convertible Debt then outstanding held by all holders will automatically convert into shares of New Common Stock at the Conversion Price.

Anti-Dilution:	Subject to the right of the holders of New Convertible Debt to exercise preemptive rights as provided in the Governance Agreement on an as-converted basis, customary proportional anti-dilution adjustments in the event of a combination, subdivision or reclassification of shares of New Common Stock or any dividend payment with respect to New Common Stock in the form of additional shares of New Common Stock.

Change of Control Put:	The Reorganized Company shall be required to make an offer to purchase all outstanding New Convertible Debt at par within 30 days after the occurrence of a Change in Control (to be defined).

Security:	Guaranteed by the direct and indirect, existing and future, wholly owned domestic subsidiaries of the Reorganized Company and Interstate Brands Corporation (subject to exceptions for immaterial subsidiaries to be agreed) and secured by a perfected fourth priority security interest in the Term Priority Collateral and the Borrowing Base Assets (each as defined in Exhibit G to the Commitment Letter as in effect on the date hereof).

Optional Prepayment:	The Reorganized Company may prepay all or any portion of New Convertible Debt at any time at a price of (1) prior to the first anniversary of the Effective Date, 102.5% of the principal amount to be prepaid and (2) on and after the first anniversary of the Effective Date, 101% of the principal amount to be prepaid. Any such optional prepayment of New Convertible Debt shall be made on a pro rata basis among all holders of New Convertible Debt. Upon notice of a proposed optional prepayment, holders of New Convertible Debt may convert the portion of New Convertible Debt proposed to be prepaid prior to the date set forth for such optional prepayment.

Voting Rights:	None.

Governance Agreement:	Each holder of New Convertible Debt will be required to enter into the Governance Agreement as a condition to receiving shares of New Common Stock issuable upon conversion of such holder’s New Convertible Debt (unless such holder is already a party thereto).

Registration Rights:	None.

Indenture:	To contain customary provisions consistent with the terms of this Commitment Letter.

Transfer Restrictions:	So long as the Governance Agreement has not been terminated in accordance with the terms thereof, all transfers of New Convertible Debt are subject to the prior consent of Investors in its sole discretion; provided, however, that the New Convertible Debt shall be freely transferable among the Senior Secured Creditors and their affiliates (with the transferability to affiliates subject to the prior consent of Investors, which consent shall not be unreasonably withheld), subject to (a) the Reorganized Company being provided advance written notice of the consummation and terms of such transfer and (b) absolute written assurances of confidentiality among the parties to such transfer and the Reorganized Company (subject to disclosure required by law).

Governing Law:	State of New York.

Exhibit D
INTERSTATE BAKERIES CORPORATION
WARRANTS
Summary of Principal Terms and Conditions

Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit D is attached.

Issuer:	The Reorganized Company.

Warrants:	On the Effective Date, the Reorganized Company will issue to Investors Series A Warrants (“Series A Warrants”) that will entitle holders of Series A Warrants to receive, upon the exercise of all Series A Warrants at the exercise price described below, 15% of the fully diluted equity interests of the Reorganized Company (calculated on the Effective Date and assuming the conversion of all New Convertible Debt and the exercise of all Warrants and stock options, restricted stock and stock appreciation rights issued to directors, officers or other employees of the Reorganized Company).

On the Effective Date, the Reorganized Company will issue to the Term Loan Facility Lenders (or their Permitted Affiliates) Series B Warrants (“Series B Warrants”) that will entitle holders of Series B Warrants to receive, upon the exercise of all Series B Warrants at the exercise price described below, 1.917% of the fully diluted equity interests of the Reorganized Company (calculated on the Effective Date and assuming the conversion of all New Convertible Debt and the exercise of all Warrants and stock options, restricted stock and stock appreciation rights issued to directors, officers or other employees of the Reorganized Company). The Series B Warrants will be allocated pro rata among the Term Loan Facility Lenders (or their Permitted Affiliates) in accordance with the relative amounts of their loans funded under the Term Loan Facility.

On the Effective Date, the Reorganized Company will issue to the Term Loan Facility

Lenders (or their Permitted Affiliates) Series C Warrants (“Series C Warrants” and, together with Series A Warrants and Series B Warrants, “Warrants”) that will entitle holders of Series C Warrants to receive, upon the exercise of all Series C Warrants at the exercise price described below, 2.837% of the fully diluted equity interests of the Reorganized Company (calculated on the Effective Date and assuming the conversion of all New Convertible Debt and the exercise of all Warrants and stock options, restricted stock and stock appreciation rights issued to directors, officers or other employees of the Reorganized Company). The Series C Warrants will be allocated pro rata among the Term Loan Facility Lenders (or their Permitted Affiliates) in accordance with the relative amounts of their loans funded under the Term Loan Facility.

Warrants Exercise Prices:	The price per share of New Common Stock to be paid on the exercise of a Series A Warrant or a Series B Warrant will be $12.50.

The price per share of New Common Stock to be paid on the exercise of a Series C Warrant will be $10.00.

Warrant Term and Exercisability:	Each Warrant will be exercisable in whole or in part, in cash or by cashless exercise, at any time prior to the date that is ten years from the date of issuance.

Anti-Dilution:	Subject to the right of the holders of Warrants to exercise preemptive rights as provided in the Governance Agreement on an as-exercised basis, customary proportional anti-dilution adjustments in the event of a combination, subdivision or reclassification of shares of New Common Stock or any dividend payment with respect to New Common Stock in the form of additional shares of New Common Stock.

Exercise Under Certain Events:	Upon either (1) an initial public offering of the Reorganized Company or (2) the exercise by Investors of its Drag-Along Rights under the Governance Agreement, each Warrant held by any holder of Warrants must either be exercised at the applicable exercise price specified above prior to the date of the initial public offering or the closing of the underlying transaction, as applicable, or otherwise it shall be automatically extinguished without any payment or future rights on such date.

Governance Agreement:	Each holder of Warrants will be required to enter into the Governance Agreement as a condition to receiving shares of New Common Stock issuable upon exercise of such holder’s Warrants (unless such holder is already a party thereto).

Registration Rights:	None.

Transfer Restrictions:	So long as the Governance Agreement has not been terminated in accordance with the terms thereof, all transfers of Warrants are subject to the prior consent of Investors in its sole discretion; provided, however, that the Warrants shall be freely transferable among the Senior Secured Creditors and their affiliates (with the transferability to affiliates subject to the prior consent of Investors, which consent shall not be unreasonably withheld), subject to (a) the Reorganized Company being provided advance written notice of the consummation and terms of such transfer and (b) absolute written assurances of confidentiality among the parties to such transfer and the Reorganized Company (subject to disclosure required by law).

Governing Law:	State of New York.

Exhibit E
INTERSTATE BAKERIES CORPORATION
GOVERNANCE AGREEMENT
Summary of Principal Terms1

Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit E is attached.

Governance Agreement:	All holders of New Common Stock are required to enter into, and be subject to, the Governance Agreement. Upon the conversion of any New Convertible Debt or the exercise of any Warrant, holders of shares of New Common Stock to be issued pursuant to such conversion or exercise shall, as a condition to receiving such shares of New Common Stock, enter into the Governance Agreement (unless already a party thereto).

Board of Directors:	The Board of Directors of the Reorganized Company shall consist of 8 directors to be elected by Investors. Initially the Board of Directors of the Reorganized Company will be composed as follows:

• 5 directors to be selected by Investors;

• 2 directors to be selected by the Prepetition Investors and reasonably satisfactory to Investors; and

• 1 director to be the Chief Executive Officer of the Reorganized Company.

Tag-Along Rights:	All holders of shares of New Common Stock (including shares of New Common Stock issued upon any conversion of New Convertible Debt or exercise of Warrant, which conversion or exercise may be conditioned on the closing of the transaction giving rise to the tag-along right) will have a tag-along right on transfers of shares of New Common Stock by Investors or its affiliates (other than transfers among Investors and its affiliates) in an amount in excess of $10,000,000 in value.

[1]	In connection with the Governance Agreement, the charter and bylaws of the Reorganized Company will be amended as required by the Bankruptcy Code and shall be in form and substance satisfactory to Investors.

Drag-Along Rights:	In the event of a sale or other disposition of New Common Stock (other than to an affiliate) by Investors representing at least 50% of the New Common Stock held by Investors at such time, Investors shall have the right to require each other holder of New Common Stock to sell or otherwise dispose of a proportionate amount of such other holder’s New Common Stock for the same consideration per share of New Common Stock to be received by Investors.

Preemptive Rights:	Each holder of New Common Stock shall have a customary right of first refusal on any issuance by the Reorganized Company of equity securities (including New Convertible Debt and other securities convertible into or exercisable for equity securities); provided, however, such preemptive right shall not apply to any equity securities issued:

• to officers, directors and employees of the Reorganized Company pursuant to a stock option, bonus or other equity plan approved by the Board of Directors;

• to any person in connection with an acquisition, amalgamation, merger or reorganization;

• in connection with an initial public offering of the Reorganized Company; and

• as a stock dividend or upon any stock split or other pro-rata subdivision or combination of the equity securities.

Right of First Offer:	Except in the case of a transaction pursuant to which the rights described above under the heading “Tag-Along Rights” or “Drag-Along Rights” are applicable, Investors shall have a right of first offer on all transfers (other than affiliate transfers and transfers by any Senior Secured Creditor to another Senior Secured Creditor) of New Common Stock by any holder thereof.

Registration Rights:	With respect to New Common Stock held by Senior Secured Creditors or Term Loan Facility Lenders (including New Common Stock issued upon conversion of New Convertible Debt or exercise of Warrants), on or after the date that is 180 days after an initial public offering by the Reorganized Company, the Senior Secured Creditors and the Term Loan Facility Lenders shall collectively have two demand registration rights (subject to customary lock-up restrictions in connection with another offering); provided, however, that the Senior Secured Creditors and the Term Loan Facility Lenders shall collectively not exercise more than one demand registration right within any 12-month period.

Investors shall have demand registration rights, exercisable at any time.

In addition, holders of New Common Stock shall have customary piggyback registration rights after an initial public offering by the Reorganized Company.

The registration rights provisions will provide for customary indemnities and underwriting and cooperation requirements.

Proxies:	Holders of New Common Stock will grant proxies to Investors to vote such holder’s New Common Stock as Investors, in its sole discretion, shall determine. Without the consent of the holders of a majority of shares of New Common Stock that are not held by Investors at such time, (1) the Reorganized Company shall not make any amendment to the charter or bylaws of the Reorganized Company that would materially adversely affect the rights of non-Investors holders of New Common Stock and (2) no reorganized Debtor shall enter into any transaction (other than any transaction in which all holders of New Common Stock are entitled to participate, such as those described under the heading “Preemptive Rights”) with Investors, other than the management agreement to be entered into between Investors and the Reorganized Company and the payment of fees, costs and expenses thereunder, the Investment and the Transaction.

Information Rights:	Prior to an initial public offering of the Reorganized Company, the Reorganized Company will provide holders of New Convertible Debt, holders of Warrants and holders of New Common Stock with all reporting provided to the lenders under the Term Loan Facility in accordance with the definitive documentation for the Term Loan Facility as in effect on the Effective Date.

Management Agreement:	The Reorganized Company and Investors will enter into a management agreement pursuant to which the Reorganized Company will pay to Investors (1) a management fee equal to $3,000,000 per annum and (2) the out-of-pocket costs and expenses incurred by Investors in connection with the services provided by Investors thereunder.

Transfer Restrictions:	All transfers of New Common Stock are subject to the prior consent of Investors in its sole discretion; provided, however, that the New Common Stock shall be freely transferable among the Senior Secured Creditors and their affiliates (with the transferability to affiliates subject to the prior consent of Investors, which consent shall not be unreasonably withheld), subject to (a) the Reorganized Company being provided advance written notice of the consummation and terms of such transfer and (b) absolute written assurances of confidentiality among the parties to such transfer and the Reorganized Company (subject to disclosure required by law).

Termination:	The Governance Agreement will terminate when Investors and its affiliates collectively hold less than 10% of the shares of New Common Stock then outstanding.

Governing Law:	State of Delaware.

Exhibit F
Filed as a separate exhibit herewith

Exhibit G
Filed as a separate exhibit herewith

Exhibit H
INTERSTATE BAKERIES CORPORATION
NEW THIRD LIEN TERM LOANS
Summary of Principal Terms and Conditions

Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit H is attached.

I.	Parties

	Borrowers:	Reorganized IBC and Reorganized Brands (the “Borrowers”).

	Guarantors:	Each of the Borrowers’ direct and indirect, existing and future, wholly owned domestic subsidiaries, subject to exceptions for immaterial subsidiaries to be agreed (each a “Guarantor” and collectively the “Guarantors,” and, together with the Borrowers, the “Loan Parties”).

	Administrative Agent:	TBD (the “Administrative Agent”).

	Collateral Agent:	A collateral trustee reasonably satisfactory to the Administrative Agent and the Borrowers.

	Initial Lenders:	The Senior Secured Creditors (together with their permitted assignees, the “Lenders”).

II.	Third Lien Term Loan Facility	A six-year term loan facility (the “Third Lien Term Loan Facility”) in an aggregate principal amount equal to $147.3 million (which amount may be decreased in accordance with Exhibit J to the Commitment Letter as in effect on the date hereof and/or on a dollar for dollar basis to the extent that the amount of the Senior Lien Term Loan Facility (as defined below) is increased to effect the satisfaction of condition 15(b) of the Commitment Letter as in effect on the date hereof) (the loans thereunder, the “Third Lien Term Loans”). The principal amount of the Third Lien Term Loans shall be repayable on the sixth anniversary of the Effective Date (the “Maturity Date”) on which date the unpaid balance of the Third Lien Term Loan Facility and any accrued interest shall be due and payable in full.

	Availability	The Third Lien Term Loans shall be made in a single drawing on the Effective Date.

	Purpose	The Third Lien Term Loans shall be issued to the Senior Secured Creditors pursuant to the Plan on the Effective Date to satisfy, in part, the Prepetition Debt.

III.	Certain Payment Provisions

	Fees, Early Termination Fees and Interest Rates	As set forth on Annex A and in the Fee Letter.

	Optional Prepayments and Commitment Reductions	Subject to the terms of the Intercreditor Agreement (as defined below), the Borrowers may, upon prior written notice, prepay the Third Lien Term Loans, in whole at any time or in part from time to time. Any optional prepayments shall be subject to the Early Termination Fees described in Annex I, including, during the first year after the Effective Date, the make-whole amount referred to therein for any optional prepayments.

	Mandatory Prepayment	Subject to the terms of the Intercreditor Agreement and after the obligations under the Term Loan Facility (including any permitted refinancing or replacement thereof, the “Senior Lien Term Loan Facility”) have been paid in full (except in the case of clause (iii) below), an amount equal to (i) 100% of the net cash proceeds received by the Borrowers or any of their subsidiaries from the issuance of indebtedness after the Effective Date, other than customary exceptions for indebtedness permitted to be incurred under the definitive documentation with respect to the Third Lien Term Loan Facility (the “Credit Documentation”), (ii) 100% of the net cash proceeds received from the sale or other disposition of all or any part of the assets of the Borrowers or any other Loan Party after the Effective Date (other than (w) sales of real estate owned in Southern California as of the Effective Date, (x) sales of inventory in the ordinary course of business, (y) sales of other assets in the ordinary course of business subject to a cap to be agreed and (z) other exceptions to be agreed), up to $100.0 million (less the aggregate amount of such net cash proceeds that were reinvested while the Senior Term Loan Facility was outstanding) of which shall be deposited in a segregated cash collateral account, subject to a control agreement in favor of the Collateral Agent (subject to the proviso at the end of this sentence) and shall be subject to full withdrawal and reinvestment rights (so long as no payment Default or bankruptcy Event of Default then exists) for amounts reinvested within 365 days after receipt in long term (as determined in accordance with GAAP) assets useful in a permitted business of the Borrowers or the other Loan Parties, provided that to the extent such amounts are committed pursuant to a written agreement to be so reinvested within such 365 day period, such reinvestment period for such amounts shall be extended for 180 days, (iii) 100% of the net cash proceeds in excess of $20,000,000 in the aggregate from the sale or other disposition of sales of real estate owned in Southern California as of the Effective Date and (iv) 100% of all casualty and condemnation proceeds received by the Borrowers or any other Loan Party after the Effective Date, subject to exceptions to be agreed and full reinvestment rights (so long as no payment

Default or bankruptcy Event of Default then exists) for amounts reinvested within 365 days after receipt in long term (as determined in accordance with GAAP) assets useful in a permitted business of the Borrowers or the other Loan Parties, provided that (A) to the extent such amounts are committed pursuant to a written agreement to be so reinvested within such 365 day period, such reinvestment period for such amounts shall be extended for 180 days and (B) casualty and condemnation proceeds that exceed $10 million in the aggregate shall be deposited in a segregated cash collateral account to be established within a reasonable period after the Effective Date to be agreed, subject to a control agreement in favor of the Collateral Agent (subject to the proviso at the end of this sentence), and shall be subject to full withdrawal and reinvestment rights (so long as no payment Default or bankruptcy Event of Default then exists); provided that if the Borrowers are unable to obtain a control agreement for a cash collateral account as described in clause (ii) or (iv) above after using commercially reasonable efforts (which commercially reasonable efforts shall include initiating discussions and negotiating with the banks where the blocked accounts under the ABL Facility are to be established to obtain control agreements on substantially similar terms in favor of the Collateral Agent) to do so, it shall not be a Default or Event of Default so long as such funds are held in a segregated securities account in which the Collateral Agent has a third priority security interest that is perfected by filing of a UCC-1 financing statement. Application of such mandatory prepayments shall be as set forth in the Credit Documentation. Mandatory prepayments pursuant to clauses (ii), (iii) and (iv) above shall be applied without prepayment penalty. Mandatory prepayments pursuant to clause (i) above shall be subject to the Early Termination Fees described in Annex I.

IV.	Collateral	The obligations of each Loan Party in respect of the Third Lien Term Loan Facility shall be secured by (a) a perfected third priority (subject to first priority liens securing the Senior Lien Term Loan Facility and second priority liens securing the ABL Facility) security interest in the Term Priority Collateral (as defined in Exhibit G to the Commitment Letter as in effect on the date hereof) and (b) a perfected third priority (subject to first priority liens securing the ABL Facility and second priority liens securing the Senior Lien Term Loan Facility) security interest in the Borrowing Base Assets (as defined in Exhibit G to the Commitment Letter as in effect on the date hereof).

	Intercreditor Agreement:	The lien priority, relative rights and other creditors’ rights issues in respect of the Collateral will be set forth in one or more intercreditor agreements on terms and conditions reasonably satisfactory to the Administrative Agent.

V.	Certain Conditions

The availability of the Third Lien Term Loan Facility is subject to the satisfaction or waiver of the conditions set forth in the Commitment Letter and the following conditions (the date of such satisfaction or waiver of all such conditions and the initial funding of the Third Lien Term Loans on the effective date of the Plan, the “Effective Date”):

(a) The effective date of the Plan shall have occurred (and all conditions precedent thereto as set forth in the Plan shall have been satisfied or waived, provided that if such waiver could reasonably be expected to be adverse in any material respect to the interests of the Lenders, the Administrative Agent shall have provided its prior written consent to such waiver).

(b) As of the Effective Date, the representations and warranties contained in the Credit Documentation shall be true and correct in all material respects.

(c) As of the Effective Date, no event shall have occurred and be continuing or would result from the extension of Third Lien Term Loans that would constitute a Default or an Event of Default.

(d) Each of the Borrowers shall have provided the documentation and other information to the Lenders that the Lenders are required to obtain under the Patriot Act.

(e) Negotiation, execution and delivery of definitive Credit Documentation, including, without limitation, guarantees, security documents, mortgages, evidence of insurance, customary opinions, certificates and other closing documentation and deliveries as the Administrative Agent shall reasonably request with respect to the Third Lien Term Loan Facility, in each case, reflecting and consistent with the terms and conditions set forth herein, as applicable, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

VI.	Certain Documentation	Matters The Credit Documentation shall contain the following representations, warranties, affirmative and negative covenants, and events of default relating to the Loan Parties and their subsidiaries (subject to exceptions, materiality thresholds, baskets, grace periods and carve-outs to be agreed upon):

	Representations and Warranties	Valid existence, organization, requisite power and authority, good standing, qualification to do business, compliance with law and regulations (including terrorism laws and FCPA), power to execute, due authorization, execution and enforceability of the Credit Documentation (no conflict with organizational documents, material agreements or material applicable law), capital stock and ownership of the subsidiaries, necessary consents obtained, binding obligation, accuracy of financial statements, projections, payment of taxes, accuracy in all material respects of disclosure taken as a whole, solvency of the Loan Parties on a consolidated basis on the Effective Date, absence of material litigation, compliance with margin regulations, no defaults (other than in respect of indebtedness), schedule of collective bargaining agreements in effect on the Effective Date, perfected security interest in collateral upon Effective Date, inapplicability of Investment Company Act, insurance, labor matters, ERISA and employee benefit plans, permits and licenses, environmental matters, ownership of real and personal property, intellectual property, and Regulation H.

Affirmative Covenants	Delivery of quarterly financial statements and compliance certificates within 45 days after the end of each fiscal quarter; annual audited financial statements for fiscal year ending May 2009 to be provided on or before the date that is 365 days after the end of fiscal year ending May 2009, and thereafter, annual audited financial statements to be delivered within 270 days of fiscal year end; delivery of monthly financial data generated by the Borrowers’ internal accounting systems for use by senior and financial management of the Borrowers within 30 days after the end of each fiscal month; delivery of compliance certificates; delivery of an annual budget within 90 days after the beginning of each fiscal year; delivery of all reports provided under the ABL Facility and the Senior Lien Term Loan Facility; delivery of copies of amendments, modifications and waivers to, notices of default under, and certain other information and reports delivered under, the ABL Facility and other indebtedness secured by senior and subordinated liens on the Collateral; written notices with respect to known defaults, ERISA events, material environmental matters and material litigation; written notices of termination, material amendment or entry into collective bargaining agreements; written notice of any change in any Loan Party’s corporate name, identity, corporate structure or federal taxpayer identification number; written notice of knowledge of (a) any lien against any material portion of the Collateral (other than permitted liens) and (b) any loss, damage or destruction of any material portion of the Collateral; delivery of all periodic reports, proxy statements and registration statements publicly filed with the Securities and Exchange Commission (notice of EDGAR filing shall be sufficient for delivery of applicable reports); preservation of corporate existence, compliance with material applicable laws and regulations (including environmental laws and regulations); payment of taxes and other obligations (other than indebtedness); maintenance of properties, permits and customary insurance; access to books and records and inspection rights for the Administrative Agent (and Lenders during an Event of Default); further assurances (including delivery of information requested by a Lender to comply with the Patriot Act and provision of additional collateral and guaranties consistent with the paragraph above entitled “Collateral”).

The Borrowers shall use commercially reasonable efforts to obtain, within 365 days following the Effective Date, interest rate protection agreements on terms reasonably satisfactory to the Borrowers in effect for the three years following the Effective Date covering a notional amount that results in at least 50% of the aggregate principal amount of the Borrowers’ consolidated long-term indebtedness (other than the ABL Facility) being effectively subject to a fixed rate or maximum interest rate.

Negative Covenants	Limitations on indebtedness (including guaranties and speculative hedging transactions), liens, negative pledge clauses, investments (including loans), asset dispositions, restricted junior payments in respect of capital stock (including dividends, redemptions and repurchases), prepayments, redemptions or repurchases of subordinated or junior indebtedness (in right of payment or lien priority)(for the avoidance of doubt, subject to the provisions of the Intercreditor Agreement with regard to Term Priority Collateral and the proceeds thereof, there shall be no limitation on prepayments of indebtedness under the ABL Facility), fundamental changes (including mergers, consolidations, disposition of assets or acquisitions), changes in nature of business, sales and lease backs, transactions with shareholders and affiliates, third party restrictions on subsidiary distributions, amendments or waivers with respect to subordinated indebtedness, the ABL Facility, the Senior Lien Term Loan Facility and other indebtedness secured by senior and subordinated liens on the Collateral and organizational documents (in each case in a manner that is adverse in any material respect to the Lenders), changes in fiscal year, compliance with margin regulations and issuance of disqualified capital stock.

The negative covenants will permit, among other things, (i) payment of management fees (which will accrue from the Effective Date and may be payable quarterly in advance) in an amount of up to $1,000,000 per quarter, provided no payment Default or other Event of Default has occurred and is continuing (but which may accrue and be payable when such Default or Event of Default is cured), and payments of out-of-pocket expenses incurred by Ripplewood Holdings L.L.C. or its affiliates in connection with the provision of such management services, (ii) payment of financial advisory fees and reasonable out-of-pocket expenses relating to acquisitions in amounts to be agreed, provided no Default or Event of Default has occurred and is continuing, (iii) repurchases of equity securities from employees up to an amount to be agreed, (iv) payment of amounts to be agreed to IBC Investors I, LLC necessary to pay taxes or tax distributions, operating expenses and other specified obligations to be agreed, provided no payment Default or other Event of Default has occurred and is continuing, and (v) making of restricted payments, investments and prepayments of subordinated debt in each case with the proceeds of equity issuances by, or capital contributions to, Reorganized IBC, which proceeds have not been previously so applied or applied to an equity cure and provided that no payment Default or other Event of Default has occurred and is continuing.

Financial Covenants	To but excluding the last day of the first full fiscal quarter ending after the third anniversary of the Effective Date, incurrence covenants tested to the extent of incurrence of additional indebtedness (with carve outs to allow for (i) loans borrowed and letters of credit issued pursuant to the ABL Facility, and any refinancing or replacement thereof, in an aggregate amount not to exceed the inventory and receivables borrowing base (before application of advance rates or blocks) in effect from time to time, (ii) any refinancings, renewals or replacements of the Outstanding L/Cs and (iii) other additional exceptions to be agreed). Commencing with the end of the first full fiscal quarter after the third anniversary of the Effective Date, maximum secured debt (excluding the New Convertible Debt (as defined in the Equity Commitment Letter)) to EBITDA ratio (to be tested quarterly on a consolidated basis) and, commencing with the end of the first full fiscal year after the third anniversary of the Effective Date, maximum capital expenditures, financial covenants shall apply, in each case, tested at a cushion of 20% to IBC’s five-year business plan (as determined by IBC Investors I, LLC and subject to review and agreement by the Administrative Agent) from the end of the first full fiscal quarter after the third anniversary of the Effective Date through the fourth anniversary of the Effective Date and, thereafter tested at cushion of 15% to IBC’s five-year business plan (with benchmark amounts for the sixth year to be mutually agreed).

For purposes of determining compliance with the financial covenants, if equity contributions are made to Reorganized IBC during a fiscal quarter or on or prior to the date that is 20 days after the date financial statements are required to be delivered for such fiscal period, the proceeds of which are promptly applied to prepay loans under the Third Lien Term Loan Facility, then such prepayment of indebtedness shall be deemed to have occurred prior to the end of such fiscal period. In addition, equity contributions made to Reorganized IBC during a fiscal quarter or on or prior to the day that is 20 days after the day on which financial statements are required to be delivered for such fiscal quarter will, at the request of the Borrowers, be included in the calculation of consolidated EBITDA for the purposes of determining compliance with financial covenants at the end of such fiscal quarter and applicable subsequent periods (any such equity contribution so included in the calculation of consolidated

EBITDA, a “Specified Equity Contribution”), provided that (a) the amount of any Specified Equity Contribution shall not be greater than the amount required to cause the Borrowers to be in compliance with the financial covenants, (b) Specified Equity Contributions shall be disregarded for purposes of determining availability under baskets dependent on equity issuances or contributions, (c) a Specified Equity Contribution may be made with respect to only one fiscal quarter in each four fiscal quarter period and (d) any prepayment of indebtedness made with a Specified Equity Contribution shall be disregarded for purposes of compliance with the financial covenants at any time such Specified Equity Contribution is included in the calculation of consolidated EBITDA.

Events of Default	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period of 30 days; material inaccuracy of a representation or warranty when made; violation of financial covenants, negative covenants and the following affirmative covenants: use of proceeds, delivery of notices of known defaults and maintenance of existence of the Loan Parties; violation of other affirmative covenants after grace period of 30 days after notice thereof from the Administrative Agent (provided that if the Borrowers shall fail to provide notice of a known default, the 30 day grace period with respect to the underlying default shall commence upon the earlier to occur of a responsible officer of any Borrower obtaining knowledge of such underlying default and notice thereof from the Administrative Agent); cross default to material indebtedness; bankruptcy events; certain ERISA events (with exceptions to be agreed); material unsatisfied and unstayed judgments (in excess of insurance); actual or asserted invalidity of any guarantee or any material provision of any intercreditor agreement, or security document with respect to a material portion of the Collateral (in each case, other than by reason of the action or inaction of the Administrative Agent or the Lenders); and a change of control (the definition of which is to be agreed upon).

Requisite Lenders	Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate principal amount of the Third Lien Term Loans (the “Required Lenders”), except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the final maturity of any Third Lien Term Loan, (ii) reductions in the stated rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment; (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, changes to pro rata sharing provisions or changes to application of repayments or prepayments (it being understood that waivers of mandatory prepayments shall be permitted with the consent of the Required Lenders) and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the Collateral; and (c) the consent of the Administrative Agent and the Collateral Agent, as applicable, for changes to the agency provisions.

The Credit Documentation will include customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly affected thereby so long as Lenders holding more than 50% of the aggregate principal amount of the Third Lien Term Loans shall have consented thereto.

Assignments and Participations	Lenders will be permitted to make assignments in a minimum amount of $1 million (unless such assignment is of a Lender’s entire interest in the Third Lien Term Loan Facility) to other financial institutions acceptable to the Administrative Agent and, so long as no payment Default or other Event of Default has occurred and is continuing, the Borrowers, which acceptances shall not be unreasonably withheld or delayed; provided however, that the approval of the Administrative Agent and the Borrowers shall not be required in connection with assignments to other Lenders (or to affiliates or approved funds of Lenders). Each Lender shall be permitted to grant participations in its rights and obligations under the Third Lien Term Loan Facility, or any part thereof, to any person or entity without the consent of the Administrative Agent or the Loan Parties. Participants shall have the same benefits as the Lenders with respect to yield protection and increased cost provisions (except a participant shall not be entitled to any greater amount than the relevant Lender would have received if no participation had been sold). Voting rights of participants shall be limited to certain matters with respect to which the affirmative vote of all Lenders would be required as described under “Requisite Lenders” above. Pledges of Third Lien Term Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Third Lien Term Loan Facility only upon request.

Expenses and Indemnification	The Borrowers shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent associated with the syndication of the Third Lien Term Loan Facility and the preparation, negotiation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of a single counsel for the Administrative Agent, plus, if necessary, one local counsel in each applicable jurisdiction), (ii) reasonable out-of-pocket expenses of having the Third Lien Term Loans rated by one or more rating agencies in an aggregate amount of up to $25,000, and (iii) all out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the fees, disbursements and other charges of a single counsel for the Administrative Agent and the Lenders, plus, if necessary, one local counsel in each applicable jurisdiction, except in the case of an actual or reasonably likely conflict of interest) in connection with the enforcement of the Credit Documentation.

The Administrative Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will be indemnified and held harmless against, any loss, liability or related reasonable out-of-pocket cost or expense (including, without limitation, reasonable fees and disbursements of counsel), in each case arising out of or in connection with or relating to the financing contemplated hereby or the use or the proposed use of proceeds thereof (except to the extent resulting from the bad faith, gross negligence or willful misconduct of the indemnified party or any of its affiliates or its or any of its affiliates’ officers, directors, employees, advisors or agents).

If any indemnified party shall receive an indemnification payment in respect of any loss, liability, cost or expense pursuant to the preceding paragraph and such loss, liability, cost or expense is found by a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such indemnified party or any of its affiliates or any of its or its affiliates’ respective officers, directors, employees, advisors or agents, then such indemnified party shall refund the amount received by it in respect of such indemnification in excess of that amount to which it is entitled under the terms of the preceding paragraph

Yield Protection, Taxes and Other Deductions	The Credit Documentation shall contain customary provisions protecting the Lenders against changes in reserve, tax, capital adequacy and other requirements of law and from changes in withholding taxes or imposition of or changes in other taxes (subject in each case to a 180 day limit on claims and a right of the Borrowers to replace any Lender making such a claim). All payments are to be free and clear of any present or future taxes, withholdings or other deductions whatsoever unless withholding taxes arise under current law to a non-US Lender.

Governing Law and Forum	State of New York.

Annex A
Interest and Certain Fees

Interest Rate	The Third Lien Term Loans shall bear interest at a rate per annum equal to the rate set forth in the table below for the applicable loan year:

Loan Year
Interest Rate

1-3
8.0%
4 11.0% if paid in kind
or
10.0% if paid in cash
5-6 13.0% if paid in kind
or
12.0% if paid in cash

Interest Payments	Interest on the Third Lien Term Loans (i) for years 1 through 3, shall be capitalized as principal quarterly in arrears and (ii) for years 4 through 6, shall either be paid in cash or capitalized as principal, in each case quarterly in arrears, as elected by the Borrowers prior to the commencement of the applicable quarterly period.

Default Rate	At any time when a payment Event of Default or a bankruptcy Event of Default has occurred and is continuing,, all amounts outstanding under the Third Lien Term Loan Facility shall bear interest at 2.0% above the rate for paid in kind interest otherwise then applicable thereto, payable in cash.

Rate and Fee Basis	All per annum rates shall be calculated on the basis of a year of 365/366 days, and the actual number of days elapsed.

Early Termination Fees	All optional prepayments and the mandatory prepayment described in clause (i) of Section III herein of the Third Lien Term Loans shall, in addition to the principal being prepaid, include the payment of (a) the make-whole amount (to be defined) for any prepayments made prior to the first anniversary of the Effective Date and (b) the product of all Third Lien Term Loans repaid multiplied by (i) 3.0% for all such prepayments made on or after the first anniversary of the Effective Date and prior to the second anniversary of the Effective Date; and (ii) 1.0% for all such prepayments made on or after the second anniversary of the Effective Date and prior to the third anniversary of the Effective Date.

Exhibit I
INTERSTATE BAKERIES CORPORATION
INVESTMENT AGREEMENT
Summary of Principal Terms

Unless otherwise provided herein, capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Commitment Letter to which this Exhibit I is attached.

Transaction:	On the Effective Date, the Reorganized Company will issue to, and Investors will purchase, shares of New Common Stock and New Convertible Debt reflecting the terms set forth in the Commitment Letter. In addition, on the Effective Date, the Reorganized Company will issue to Investors Warrants reflecting the terms set forth in the Commitment Letter.

Representations and Warranties of IBC:	Customary for transactions of this type, including, with respect to IBC and each of its direct and indirect subsidiaries: organization and standing; delivery of books and records; securities being validly issued, fully paid and nonassessable; capital structure; authority; execution and delivery; enforceability; no conflicts; consents; SEC filings; financial statements; no undisclosed material liabilities; title and interests to assets; real property; intellectual property; material contracts; inventory; receivables; permits; insurance; taxes; absence of legal proceedings; employee benefits plans; employee and labor matters; environmental matters; disclosure and projections; brokers’ fees; compliance with securities laws; and private offering.

Representations and Warranties of Investors:	Organization and standing; authority; execution and delivery; enforceability; no conflicts; consents; absence of legal proceedings; and compliance with securities laws.

Covenants:	Customary for transactions of this type, including, with respect to IBC and each of its direct and indirect subsidiaries: interim conduct of the business; no solicitation (with customary exceptions); access to information; reasonable efforts and cooperation; fees, costs and expenses

I-1

(consistent with the terms set forth in the Commitment Letter and Fee Letter); brokers or finder; employee, labor and benefit plan matters; tax matters; supplemental disclosure; publicity; bankruptcy-related covenants (including on the assumption and rejection of contracts, liabilities and other obligations and notices related thereto); and further assurances.

Conditions to the Closing:	Customary for transactions of this type, including antitrust and other governmental approvals and required consents; no injunctions or restraints; absence of proceedings; accuracy of representations and warranties; performance of covenants; adoption of amended and restated certificate of incorporation (or comparable organizational document) and bylaws of each reorganized Debtor, each in form and substance satisfactory to Investors; execution of the Governance Agreement; no material adverse changes; and satisfaction of all conditions precedent set forth in the Commitment Letter and the Fee Letter.

Termination:	Customary for transactions of this type consistent with the terms of this Commitment Letter.

Indemnity:	None.

Governing Law:	State of Delaware.

I-2

Exhibit J
Section 1: Subject to Section 5(a), for the Debtors on a consolidated basis, the sum of (a) the aggregate amount of outstanding obligations under the DIP Facility (including all principal, interest, fees and other obligations, but excluding the undrawn amounts of any letters of credit), plus (b) the Asset Sale Adjustment, plus (c) the Capital Expenditures Adjustment, minus (d) Cash, minus (e) the sum of all amounts paid by the Debtors to Investors prior to the Effective Date as the Equity Commitment Fee, the Debt Commitment Fee and the Investors Transaction Expenses, each as defined in the Fee Letter, minus (f) the sum of all amounts paid by the Debtors to the Commitment Parties (as defined in the Term Loan Facility Commitment Papers) prior to the Effective Date as the Expenses (as defined in the Term Loan Facility Commitment Papers), and minus (g) the sum of all amounts paid by the Debtors to the Commitment Parties (as defined in the ABL Facility Commitment Papers) prior to the Effective Date as reimbursement of expenses (such sum, the “Adjusted Net Debt Amount”), shall not exceed $113,000,000 (the “Adjusted Net Debt Amount Target”). The Adjusted Net Debt Amount shall be calculated as of the close of business on the day immediately prior to the Effective Date (except with respect to the portion of Cash that is plant depository cash (as reflected in the Debtors’ general ledger), which shall be calculated as of the close of business on the day that is three days prior to the Effective Date), or at such later time prior to the Effective Date for which more updated information is available. The Debtors shall provide Investors on or prior to the Effective Date with a statement, certified by the chief financial officer of IBC, setting forth the Debtors’ calculation of the Adjusted Net Debt Amount in accordance with this Section 1.
Section 2: Subject to Section 5(a), as of the close of business on the day immediately prior to the Effective Date, the aggregate undrawn amount with respect to letters of credit issued under the Prepetition Credit Agreement or the DIP Facility (such aggregate undrawn amount, the “Undrawn L/C Amount”) shall not exceed $236,000,000 (the “Undrawn L/C Amount Target”).
Section 3: Subject to Section 5(b), as of the close of business on the day immediately prior to the Effective Date, the aggregate amount of (i) all administrative and priority claims against the Debtors (including reclamation claims, priority tax claims, the unpaid fees and expenses (including holdbacks) of professionals (but excluding ordinary course professionals) retained in the Cases that were incurred prior to the Effective Date, claims for cure with respect to assumed unexpired leases and executory contracts, earned and unpaid amounts related to the key employee retention plan, and amounts due pursuant to employment agreements, but excluding (A) liabilities incurred by the Debtors in the ordinary course of operating the business prior to the Effective Date (including employee wage, benefit and workers’ compensation claims), (B) amounts under the DIP Facility as described in clause (a) of Section 1 and (C) amounts to be paid by the Debtors on or after the Effective Date (x) to Investors as the Equity Commitment Fee, the Debt Commitment Fee and the Investment Transaction Expenses (each as defined in the Fee Letter), (y) to the Commitment Parties (as defined in the Term Loan Facility Commitment Papers) as the Backstop Fee and the Expenses (each as defined in the Term Loan Facility Commitment Papers) and (z) to the ABL Facility lenders as fees and expenses pursuant to the ABL Facility Commitment Papers), (ii) all secured claims against the Debtors arising prior to September 22, 2004 (other than claims under capital leases to be assumed by the Reorganized Company or any of its subsidiaries and claims of the Senior Secured Creditors in their capacity as such) and (iii) all fees and expenses payable by the Reorganized Company or any of its subsidiaries that will be incurred after the Effective Date and that are related to the administration of the Cases (but excluding post-closing fees and expenses related to the consummation of the Transaction) (collectively, the “Identified Claims”) shall not exceed $28,000,000 (the “Identified Claims Threshold”). To the extent that the amount of an Identified Claim cannot be determined with certainty as of the close of business on the day immediately prior to the Effective Date, the amount of such Identified Claim, for purposes of calculating whether the Identified Claims Threshold has been exceeded, shall be based on an estimate prepared in good faith by the Debtors and acceptable to Investors.

Section 4: At all times prior to the Effective Date, the Debtors shall conduct their business in the ordinary course in substantially the same manner as previously conducted. In particular, the Debtors shall not extend the payment dates of any payables to any of the vendors listed in Schedule 1 to this Exhibit J without Investors’ prior consent in its sole discretion. Prior to the Effective Date, the Debtors shall also work with Investors in good faith to determine the procedure for measuring plant depository cash for purposes of this Exhibit J.
Section 5 (a): Notwithstanding the foregoing, if the sum of (1) the excess, if any, of the Adjusted Net Debt Amount over the Adjusted Net Debt Amount Target, plus (2) the excess, if any, of the Undrawn L/C Amount over the Undrawn L/C Amount Target, is less than $10,000,000 (the “Cushion”), the conditions set forth in Sections 1 and 2 of this Exhibit J shall be deemed satisfied by the Debtors. After giving effect to the Cushion, to the extent that any of the conditions set forth in Section 1 or 2 of this Exhibit J is still not satisfied by the Debtors, the Debtors, subject to the consent of the Commitment Parties (as defined in the Term Loan Facility Commitment Papers), shall be permitted to satisfy such condition on the Effective Date (after first giving effect to the Cushion) by increasing the amount of the Term Loan Facility (with a corresponding reduction in the amount of the New 3rd Lien Notes on a dollar-for-dollar basis) and treating such increase in the amount of the Term Loan Facility as additional Cash or a reduction in the Undrawn L/C Amount, as the case may be, for purposes of satisfying such condition (but each dollar applied to one condition may not be applied to the other condition for this purpose); provided, however, that such increase in the amount of the Term Loan Facility pursuant to this paragraph shall in no event exceed $64,000,000.
Section 5(b): Additionally, to the extent that the condition set forth in Section 3 of this Exhibit J is not satisfied by the Debtors, the Debtors, subject to the consent of the Commitment Parties (as defined in the Term Loan Facility Commitment Papers), shall be permitted to satisfy such condition on the Effective Date by increasing the amount of the Term Loan Facility (with a corresponding reduction in the amount of the New 3rd Lien Notes on a dollar-for-dollar basis) and treating such increase in the amount of the Term Loan Facility as a reduction in the aggregate amount of the Identified Claims for purposes of satisfying such condition.
Section 5(c): Any increase in the amount of the Term Loan Facility pursuant to Section 5(a) will not be applicable for purposes of Section 5(b), and any increase in the amount of the Term Loan Facility pursuant to Section 5(b) will not be applicable for purposes of Section 5(a).
Defined Terms:
“Asset Sale Adjustment” means an amount equal to the aggregate Net Cash Proceeds actually received after September 11, 2008 by the Debtors in connection with the consummation of sales of real property.
“Capital Expenditures Adjustment” means an amount equal to (x) the product of (1) $20,000,000 and (2) a fraction, the numerator being the number of days from and including June 1, 2008 to and excluding the Effective Date and the denominator being the number of days from and including June 1, 2008 to and including January 10, 2009, minus (y) the aggregate amount of actual capital expenditures of the Debtors for the period from and including June 1, 2008 to and excluding the Effective Date; provided, however, that the Capital Expenditures Adjustment shall in no event be less than zero.
“Cash” means the sum of (a) unrestricted cash, plus (b) restricted cash, but only to the extent that such restricted cash is converting into unrestricted cash on the Effective Date or is otherwise being used to pay off amounts outstanding under the DIP Facility on the Effective Date, plus (c) cash in the Rabbi Trust / Supplemental Executive Retirement Plan, but only to the extent that such cash is converting into unrestricted cash within 30 days of the Effective Date, as determined by Investors, and minus (d) the portion of the aggregate amount with respect to all issued and uncashed checks that has been accounted for as a liability on the Debtors’ general ledger (it being understood that the remaining portion of the aggregate amount with respect to all issued and uncashed checks that has not been accounted for as a liability on the Debtors’ general ledger has already been deducted from the amount of unrestricted cash on the Debtor’s general ledger), in each case as accounted for in the Debtors’ general ledger in accordance with U.S. generally accepted accounting principles and consistent with the Debtors’ past practice for external financial reporting.
“Net Cash Proceeds” mean, in respect of any sale of real property, the proceeds of such sale after the payment of or reservation for expenses that are directly related to such sale, including taxes payable, brokerage commissions, professional expenses, and other typical real property transaction costs that are directly related to such sale; provided, however, that Net Cash Proceeds shall in no event be less than zero.

Schedule 1 to Exhibit J

Vendors
Cereal Foods
Cargill, Inc.
Perfect Commerce
ComData
ADM, Inc.
United Sugar
Bartlett Milling
Malnove
Conagra
Petro Card
Conagra
Petro Card
Caravan Ingredients
General Mills
Sonstegard
Blommer Chocolate
South Chicago Packing
Loders Croklaan
Hoogwegt
Manildra Milling

Exhibit K
EQUITY CONTRIBUTION AGREEMENT
          Equity Contribution Agreement, dated as of [          ], 2008 (this “Equity Contribution Agreement”), between Ripplewood Partners II, L.P., a Delaware limited partnership (the “Contributor”), and Interstate Bakeries Corporation, a Delaware corporation (the “Company”). Any terms used but not defined herein have the meaning assigned to those terms in the Investment Agreement (as defined below).
          1. Equity Contribution Agreement. To induce the Company to enter into an Investment Agreement, dated as of [          ], 2008 (including the exhibits attached thereto and as amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Investment Agreement”), by and between IBC Investors I, LLC, a Delaware corporation (“Parent”), and the Company, pursuant to which Parent agrees to, among other things, purchase shares of New Common Stock and New Convertible Debt, and the Company agrees to issue Series A Warrants to Parent, in each case on the terms and subject to the conditions set forth or referred to in the Investment Agreement, the Contributor hereby unconditionally and irrevocably commits to the Company, on the terms and conditions set forth or referred to herein, to make an equity contribution to Parent in cash to the extent of the payment obligations due from Parent from time to time under the Investment Agreement, including any Parent obligation to pay damages for a breach by Parent of the Investment Agreement (the “Obligations”); provided, however, that the maximum amount payable by the Contributor under this Equity Contribution Agreement shall in no event exceed $130,000,000 (the “Cap”; the Obligations, as limited by the Cap, the “Covered Obligations”), it being understood that the Company will not seek to enforce this Equity Contribution Agreement without giving effect to the Cap. It is understood and agreed that, in lieu of requiring the Contributor to make an equity contribution to Parent in cash, at the election of the Company, the Contributor will be required to pay directly to the Company the full amount of the Covered Obligations that is due and payable hereunder, in which event such payments shall be credited and applied towards the Covered Obligations and the obligations of the Contributor under this Equity Contribution Agreement (and of Parent under the Investment Agreement) shall be deemed satisfied to the extent of such payments.
          2. Nature of Equity Contribution Agreement. This Equity Contribution Agreement is an unconditional promise to contribute or to pay up to a specified amount on the terms and conditions set forth or referred to herein and is not a guarantee of payment or collection. In the event that any payment to the Company in respect of the Obligations is rescinded or must otherwise be returned for any reason whatsoever, the Contributor shall remain liable hereunder with respect to the Covered Obligations as if such payment had not been made; provided, however, that the aggregate payments hereunder by the Contributor to all persons shall not in any event exceed the Cap.
          3. Changes in Obligations, Certain Waivers. The Contributor agrees that the Company may at any time and from time to time, without notice to or further consent of the Contributor, extend the time of payment of any of the Obligations, and may also make any agreement with Parent for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Company and Parent, without in any way impairing or affecting the Contributor’s

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obligations under this Equity Contribution Agreement. The Contributor agrees that the obligations of the Contributor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent or any other person interested in the transactions contemplated by the Investment Agreement; (b) any change in the time, place or manner of payment of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Investment Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations (including the Contributor’s commitment letter to Parent); (c) any change in the corporate existence, structure or ownership of Parent; (d) any insolvency, bankruptcy, reorganization or other similar proceeding for Parent; (e) the existence of any claim, set-off, right of recoupment or other right that the Contributor may have at any time against Parent or the Company, whether in connection with the Obligations or otherwise; (f) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; or (g) any assignment by Parent to any other person of its obligations under the Investment Agreement. To the fullest extent permitted by law, the Contributor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company. The Contributor waives promptness, diligence, notice of the acceptance of this Equity Contribution Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligation incurred and all other notices of any kind (except for notices to be provided to Parent and its counsel in accordance with the Investment Agreement), all defenses that may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person interested in the transactions contemplated by the Investment Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its Affiliates, defenses to the payment of the Obligations that are available to Parent under the Investment Agreement (which shall be available to the Contributor under this Equity Contribution Agreement) or breach by the Company of this Equity Contribution Agreement). The Contributor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Investment Agreement and that the waivers set forth in this Equity Contribution Agreement are knowingly made in contemplation of such benefits.
          The Company hereby covenants and agrees that it shall not institute, and shall cause its Affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Investment Agreement or the transactions contemplated thereby, against any former, current or future director, officer, employee, agent, advisor, attorney, representative, affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of the Contributor (or any of their successors or assigns) or any affiliate thereof, or against any former, current or future director, officer, employee, agent, advisor, attorney, representative, affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of any of the foregoing (or any of their successors or assigns) or any affiliate thereof. The Contributor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of the Contributor’s Covered Obligations under or in respect of this Equity Contribution Agreement or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification

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and any right to participate in any claim or remedy of the Company against Parent, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or right of recoupment or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Covered Obligations shall have been satisfied in full. If any amount shall be paid to the Contributor in violation of the immediately preceding sentence at any time prior to the satisfaction in full of the Covered Obligations, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of the Contributor and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Covered Obligations, in accordance with the terms and conditions set forth or referred to in the Investment Agreement, whether matured or unmatured, or to be held as collateral for any Covered Obligations thereafter arising. Notwithstanding anything to the contrary contained in this Equity Contribution Agreement, the Company hereby agrees that to the extent Parent is relieved by the Company of any of its obligations under the Investment Agreement, the Contributor shall be similarly relieved of its obligations under this Equity Contribution Agreement.
          4. No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power. Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other and may be exercised by the Company at any time or from time to time.
          5. Representations and Warranties. The Contributor hereby represents and warrants that:
          (a) the execution, delivery and performance by the Contributor of this Equity Contribution Agreement have been duly authorized by all necessary action on the part of the Contributor and do not conflict with any provision of (i) the Contributor’s partnership agreement or similar organizational documents, (ii) any contract or agreement to which the Contributor is a party or by which any of its properties or assets is bound or (iii) any law, regulation, rule, decree, order or judgment applicable to the Contributor or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Contributor to perform its obligations under this Equity Contribution Agreement;
          (b) no consent, approval or authorization of, or registration, declaration or filing with, any governmental authority is required to be obtained or made by or with respect to the Contributor in connection with the execution, delivery and performance of this Equity Contribution Agreement, other than such items that, individually or in the aggregate, could not reasonably be expected to have a material adverse effect on the ability of the Contributor to perform its obligations under this Equity Contribution Agreement;

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          (c) this Equity Contribution Agreement constitutes a legal, valid and binding obligation of the Contributor, enforceable against the Contributor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and
          (d) the Contributor has, and will for so long as this Equity Contribution Agreement shall remain in effect in accordance with Section 8 hereof continue to have, the financial capacity to pay and perform its obligations under this Equity Contribution Agreement.
          6. No Assignment. Neither the Contributor nor the Company may assign its rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company (in the case of an assignment by the Contributor) or the Contributor (in the case of an assignment by the Company). Notwithstanding the preceding sentence, the Contributor may assign all or a portion of its obligations hereunder to one or more other persons; provided, however, that no such assignment under this sentence shall relieve the Contributor of its obligations hereunder.
          7. Notices. All notices, requests, claims, demands and other communications hereunder must be in writing and will be deemed given upon receipt by the parties at the following address (or in each case at such other address for a party as may be specified by such party in like notice):
          If to the Contributor:
c/o Ripplewood Holdings L.L.C.
One Rockefeller Plaza, 32nd Floor
New York, NY 10020
Attention: Christopher Minnetian, Esq.
          with a copy to:
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attention: Peter S. Wilson, Esq.
          If to the Company:
12 East Armour Boulevard
Kansas City, MO 64111
Attention: Kent Magill, Esq.

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          With a copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
333 West Wacker Drive
Chicago, IL 60606
Attention: J. Eric Ivester, Esq.
          8. Continuing Obligation. This Equity Contribution Agreement shall remain in full force and effect and shall be binding on the Contributor, its successors and assigns until all of the Covered Obligations have been satisfied in full. Notwithstanding the foregoing, this Equity Contribution Agreement shall terminate and the Contributor shall have no further obligations under this Equity Contribution Agreement as of the earliest of (i) the Closing, (ii) six months following the termination of the Investment Agreement in accordance with its terms prior to the Closing (the “Six Month Anniversary”); provided, however, that, in the case of this clause (ii), if any suit, action or proceeding arising from this Equity Contribution Agreement has been commenced in any court of competent jurisdiction prior to the Six Month Anniversary, then this Equity Contribution Agreement shall survive the Six Month Anniversary solely with respect to such suit, action or proceeding until final determination thereof by such court, and (iii) contribution by the Contributor to Parent (or, at the election of the Company, payment by the Contributor to the Company) pursuant hereto of an aggregate amount equal to the Cap. In the event that the Company or any of its Affiliates asserts in any litigation relating to this Equity Contribution Agreement that either the provisions of Section 1 hereof limiting the Contributor’s monetary obligations to the Cap or the provisions of Section 9 hereof are illegal, invalid or unenforceable in whole or in part, (x) the obligations of the Contributor under this Equity Contribution Agreement shall terminate immediately and thereupon be null and void and (y) if the Contributor has previously made any payments under this Equity Contribution Agreement, it shall be entitled to have such payments refunded by the Company.
          9. No Recourse. The Company acknowledges that Parent’s assets are of a de minimis value and that no funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Equity Contribution Agreement, the Investment Agreement or any document or instrument in connection herewith or therewith or otherwise, and notwithstanding the fact that the Contributor is a partnership, by its acceptance of the benefits of this Equity Contribution Agreement, the Company acknowledges and agrees that (i) it has no right of recovery against, and no personal liability shall attach to, the former, current or future directors, officers, employees, agents, advisors, attorneys, representatives, affiliates, general or limited partners, securityholders, members, managers, trustees or controlling persons of the Contributor or Parent (or any of their successors or assigns) or any affiliate thereof or any former, current or future director, officer, employee, agent, advisor, attorney, representative, affiliate, general or limited partner, securityholder, member, manager, trustee or controlling person of any of the foregoing (or any of their successors or assigns) or any affiliate thereof (collectively, the “Contributor Affiliates”), through the Contributor, Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Contributor or any of the Contributor Affiliates, including under the Contributor’s commitment letter to Parent, by or through the Investment Agreement, by the enforcement of any judgment or assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise,

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except for its rights to require the Contributor (but not any of the Contributor Affiliates (including any general partner or managing member)) to make a contribution to Parent (or, at the election of the Contributor, payment to the Company) up to the amount of the Covered Obligations under and to the extent provided in this Equity Contribution Agreement, (ii) recourse against the Contributor to cause the Contributor to make a contribution to Parent (or, at the election of the Contributor, payment to the Company) required under this Equity Contribution Agreement shall be the sole and exclusive remedy of the Company and all of its Affiliates, securityholders and creditors against the Contributor and the Contributor Affiliates in respect of any liabilities or obligations arising under, or in connection with, this Equity Contribution Agreement, the Investment Agreement or the transactions contemplated hereby or thereby and (iii) in no event will Parent, the Contributor or any Contributor Affiliates be subject to liability in the aggregate in excess of the Cap for all losses and damages arising under, or in connection with, this Equity Contribution Agreement, the Investment Agreement and the transactions contemplated hereby and thereby. Nothing set forth in this Equity Contribution Agreement shall be construed to confer or give to Parent or any other person (including any holder of any claim or interest in the Company, any Affiliate of the Company or any person acting in a representative capacity) other than the Company and the Contributor any rights or remedies against any person other than the Company and the Contributor as expressly set forth herein, and except that the Contributor Affiliates shall also have the right to enforce the provisions of this Equity Contribution Agreement.
          10. Governing Law. This Equity Contribution Agreement will be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In addition, each of the parties hereto (a) consents to and submits itself to the exclusive jurisdiction of the United States District Court for the Southern District of New York or, in the event that such court does not have or declines to exercise jurisdiction, to the exclusive jurisdiction of the state courts of the State of New York located in the City of New York, Borough of Manhattan, in the event any dispute arises out of this Equity Contribution Agreement, (b) agrees that it will not attempt to deny or defeat such exclusive jurisdiction by motion or other request for leave from such court and (c) agrees that it will not bring any action relating to this Equity Contribution Agreement in any court other than the United States District Court for the Southern District of New York or, in the event that such court does not have or declines to exercise jurisdiction, in the state courts of the State of New York located in the City of New York, Borough of Manhattan.
          11. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS EQUITY CONTRIBUTION AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.
          12. Entire Agreement; Counterparts. This Equity Contribution Agreement constitutes the entire agreement with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings and agreements, whether written or oral, among Parent and the Contributor and any of their Affiliates, on the one hand, and the

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Company and any of its Affiliates, on the other hand, except for the Investment Agreement. This Equity Contribution Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.
          13. Effectiveness of Equity Contribution Agreement. This Equity Contribution Agreement shall be of no force and effect, and shall not become effective, unless and until the occurrence of both (a) entry of the Investment Agreement Order by the Bankruptcy Court and (b) payment by the Company of all fees due and payable to Parent upon entry of the Investment Agreement Order by the Bankruptcy Court in accordance with the fee letter, dated September 12, 2008, between the Company and Parent.

          IN WITNESS WHEREOF, the Contributor and the Company has each caused this Equity Contribution Agreement to be executed and delivered as of the date first written above by its respective officer thereunto duly authorized.

RIPPLEWOOD PARTNERS II, L.P.,

by	RIPPLEWOOD PARTNERS II, GP, L.P.,
as its General Partner

	by	RP II GP, LLC, as its General Partner

by
Name:
Title:

INTERSTATE BAKERIES CORPORATION,

by

Name:
Title:

Exhibit L

IN THE UNITED STATES BANKRUPTCY COURT
WESTERN DISTRICT OF MISSOURI
KANSAS CITY DIVISION

x
:
In re:	:	Chapter 11
:
INTERSTATE BAKERIES	:	Case No. 04-45814 (JWV)
CORPORATION, et al.,	:
	:	Jointly Administered
Debtors.	:
:
:
x
ORDER AUTHORIZING THE DEBTORS TO
(I) AMEND POST-PETITION FINANCING FACILITY, (II) CONTINUE
USING CASH COLLATERAL, (III) CONTINUE GRANTING ADEQUATE
PROTECTION TO PRE-PETITION SECURED PARTIES, AND (IV)
CONTINUE GRANTING LIENS, SECURITY INTERESTS AND
SUPERPRIORTY CLAIMS TO POST-PETITION LENDERS
(Related to Docket No. 11262)
     Upon the motion (the “Motion”),1 dated September 9, 2008, of Interstate Bakeries Corporation (“Interstate Bakeries” or the “Company”) and eight2 of its subsidiaries and affiliates, debtors and debtors-in-possession (collectively, the “Debtors”) in the above-captioned jointly-administered cases (the “Cases”), pursuant to sections 105, 361, 362, 363, 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1) and 364(e) of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), and Rules 2002, 4001 and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”), seeking, among other things, an order of this Court

[1]	Capitalized terms used herein but not defined herein shall have the meaning ascribed to such terms in the Motion.

[2]	The following subsidiaries’ and affiliates’ chapter 11 cases are jointly administered with Interstate Bakeries’ chapter 11 case: Armour and Main Redevelopment Corporation; Baker’s Inn Quality Baked Goods, LLC; IBC Sales Corporation; IBC Services, LLC; IBC Trucking, LLC; Interstate Brands Corporation; New England Bakery Distributors, L.L.C., and Mrs. Cubbison’s Foods, Inc.

authorizing the Debtors to (I) enter into the First Amendment to Second Amended DIP Facility (the “First Amendment,” attached hereto as Exhibit A) which, among other things, extends the maturity date under the Debtors’ post-petition debtor-in-possession financing facility from September 30, 2008 to February 9, 2009, increases the aggregate principal amount of commitments thereunder from approximately $250 million to approximately $328,995,998.02 million, and modifies certain covenants set forth in the Second Amended DIP Facility, (II) continue using cash collateral, (III) continue granting adequate protection to the Pre-Petition Secured Parties and (IV) continue granting liens, security interests and superpriority claims to the Post-Petition Lenders; due and appropriate notice of the Motion and the relief requested therein having been served by the Debtors on all appropriate parties in accordance with Bankruptcy Rule 4001(c); upon all of the pleadings filed with this Court; upon the record made at the hearings on each of the DIP Orders and the hearing on the Motion including, without limitation, the evidence introduced at the hearing on the Motion; and after due deliberation and consideration, and good and sufficient cause appearing therefor;
     IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:
     1. The Motion is GRANTED.
     2. This Court has core jurisdiction over the Cases, the Motion, and the parties and property affected under this Order pursuant to 28 U.S.C. §§ 157(b) and 1334. Venue is proper before this Court pursuant to 11 U.S.C. §§ 1408 and 1409.
     3. Under the circumstances, the notice given by the Debtors of the Motion and the hearing thereon constitutes due and sufficient notice thereof and complies with Bankruptcy Rules 4001(b) and (c).
     4. Good cause has been shown for the entry of this Order.

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     5. The Debtors are authorized to enter into the First Amendment and to execute all documents and instruments related thereto and the terms of the First Amendment are hereby approved.
     6. All of the fees set forth in Sections 2.2, 2.19, 2.20 and 2.21 of the DIP Credit Agreement (as defined in the First Amendment), to the extent required under the DIP Credit Agreement (as modified by the First Amendment), in Section 3.5 of the First Amendment, and in the Fee Letter are hereby approved and reaffirmed.
     7. Any credit extended and loans made to the Debtors pursuant to the Second Amended DIP Facility, as amended by the First Amendment, shall be deemed to have been extended by the Post-Petition Lenders and their affiliates in good faith, as that term is used in section 364(e) of the Bankruptcy Code and in express reliance upon the protections offered by section 364(e) of the Bankruptcy Code, and shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that this Order or any provision hereof is vacated, reversed or modified, on appeal or otherwise.
     8. The terms of the DIP Financing Orders are incorporated herein and made a part of this Order. Except to the extent modified in this Order, the DIP Financing Orders remain in full force and effect. All factual findings contained in the DIP Financing Orders shall remain fully applicable, except to the extent specifically modified herein. In the event of any inconsistency among the provisions of this Order, the DIP Financing Orders and the definitive documents related to the Second Amended DIP Facility (as amended by the First Amendment), the provisions of this Order shall govern.
     9. The Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this Order.

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Dated:	Kansas City, Missouri , 2008

UNITED STATES BANKRUPTCY JUDGE

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Exhibit A